UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A – 101)
INFORMATION REQUIRED
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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☐	Soliciting Material Pursuant to §240.14a-12
Parallel Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PARALLEL PETROLEUM CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
     Notice is hereby given that the Annual Meeting of Stockholders of Parallel Petroleum Corporation, or “Parallel”, will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, on Tuesday, June 26, 2007 at 10:00 a.m.
     We intend to present for your approval at this meeting:
•	the election of five Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	the ratification of the reappointment of BDO Seidman, LLP as independent auditors for 2007; and

•	the transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.
If you were a holder of record of Parallel common stock at the close of business on May 11, 2007, you are entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas W. Ortloff
Secretary
May 25, 2007
YOUR VOTE IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE POSTAGE PAID ENVELOPE.

PARALLEL PETROLEUM CORPORATION
STOCK OWNERSHIP
PROPOSAL #1 — ELECTION OF DIRECTORS
GOVERNANCE OF THE COMPANY
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
PROPOSAL #2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
STOCKHOLDER PROPOSALS

PARALLEL PETROLEUM CORPORATION
1004 N. Big Spring, Suite 400
Midland, Texas 79701
(432) 684-3727
PROXY STATEMENT

Solicitation of Proxies
The accompanying proxy is solicited on behalf of the Board of Directors of Parallel for the Annual Meeting of Stockholders. The meeting will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, at 10:00 a.m. on Tuesday, June 26, 2007, for the purposes set forth in the accompanying Notice of Annual Meeting.
We will bear the cost of soliciting proxies. Proxies will be solicited primarily by mail, but may be supplemented by personal solicitation by officers, employees and Directors of Parallel. No additional compensation will be paid for their solicitation efforts.
We are distributing the Notice of Annual Meeting of Stockholders, this Proxy Statement, Proxy form and Parallel’s 2006 Annual Report to stockholders on or about May 25, 2007.
Voting at the Annual Meeting
The close of business on May 11, 2007 has been fixed by the Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. At that date, Parallel had issued and outstanding 37,698,523 shares of voting common stock.
Holders of common stock are entitled to vote on all matters properly brought before the meeting, including the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. Each share of common stock you own entitles you to one vote. Cumulative voting is not permitted.
Where the stockholder is not the record holder, such as where shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.
In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1004 N. Big Spring, Suite 400, Midland, Texas 79701, between the hours of 9 a.m. and 4 p.m.
Your Board strongly encourages you to exercise your right to vote. Voting early helps ensure that Parallel receives a quorum of shares necessary to hold the Annual Meeting without incurring additional expense and delay.
Quorum and Voting Requirements
The presence of a majority of the outstanding shares of common stock, whether in person or by proxy, constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.
Directors will be elected by a plurality of votes cast. A plurality means that the individuals who receive the most votes are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the ratification of the selection by the Audit Committee of BDO Seidman, LLP as Parallel’s independent auditors for 2007.
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter. An abstention from voting on a matter or a proxy instructing that a vote be withheld has the same effect as a vote against the matter since it is one less vote for approval.
Broker non-votes on one or more matters will have no impact on such matters since they are treated as not being entitled to vote on the matters and, therefore, are not counted for purposes of determining whether a proposal has been approved. A broker non-vote occurs when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
How to Revoke Your Proxy
You may revoke a proxy at any time before it is voted. You can do this by:
•	delivering a later dated proxy;

•	by notifying the Secretary in writing specifically revoking the proxy; or

•	by voting in person at the meeting.
If your shares are held in “street name,” you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote in person at the meeting.
If you do not make any specification on the proxy, your shares will be voted in accordance with the recommendation of the Board of Directors as stated herein, or at the discretion of the named proxies with regard to any other matter that may properly come before the Annual Meeting or any adjournment thereof.
Board Recommendations
All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:
•	FOR the proposal to elect the five nominated Directors, as set forth below and on page 7 of this Proxy Statement; and

•	FOR the proposal to ratify the reappointment of BDO Seidman, LLP as independent auditors for 2007, as set forth on page 42 of this Proxy Statement.
     With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Parallel. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting.
Selection of Nominees for Director
In 2006, our Board of Directors consisted of Thomas R. Cambridge, Larry C. Oldham, Dewayne E. Chitwood, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader. Mr. Cambridge and Mr. Chitwood are not standing for re-election at the 2007 Annual Meeting. Under our retirement policy for non-employee Directors, a non-employee Director may not stand for re-election at the annual meeting of stockholders following the date on which he or she attains age 72. Mr. Cambridge, a Director of Parallel since 1985, will turn age 72 before the date of the 2007 Annual Meeting and, consequently, is not standing for re-election, but will continue to serve as a Director and member of the Hedging and Acquisitions Committee of the Board until the Annual Meeting. Although Mr. Cambridge is not standing for re-election, we may seek to retain his services and advice from time to time through a consulting or other arrangement that would allow us to continue to draw upon his experience and knowledge of Parallel. Mr. Chitwood served as a Director of Parallel from December 2000 until his resignation from the Board in January 2007.
Our nominees for election as Director at the 2007 Annual Meeting of Stockholders are Edward A. Nash, Larry C. Oldham, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader. One of the nominees, Mr. Oldham, is an executive officer of Parallel. All of the nominees, except for Mr. Nash, were elected by our stockholders as a Director at last year’s annual meeting and are standing for re-election. Mr. Nash was recommended as a nominee to the Corporate Governance and Nominating Committee by Donald Tiffin, our Chief Operating Officer. Each of the five nominees was approved for our slate of directors by our Corporate Governance and Nominating Committee.
Conduct of the Meeting
     In order to ensure that the annual meeting is conducted in an orderly fashion and that stockholders wishing to speak at the meeting have a fair opportunity to speak, we will have an agenda and certain guidelines and rules for the conduct of the meeting.
     The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

STOCK OWNERSHIP
The table on the following page shows information as of May 11, 2007 about the beneficial ownership of common stock by (1) each person known by us to own beneficially more than five percent of our outstanding common stock; (2) the executive officers named in the Summary Compensation Table on page 26 of this Proxy Statement; (3) each Director and nominee for Director of Parallel; and (4) all of our executive officers and Directors (and nominees) as a group.

Name and Address	Amount and Nature		Percent
of	of		of
Beneficial Owner	Beneficial Ownership (1)		Class(2)
Thomas R. Cambridge	1,026,545	(3)	2.70%
2201 Civic Circle, Suite 216 Amarillo, Texas 79109

Edward A. Nash	—		—
16214 Lafone Drive Spring, Texas 77379

Larry C. Oldham	897,090	(4)	2.38%
1004 N. Big Spring, Suite 400 Midland, Texas 79701

Martin B. Oring	225,314	(5)	*
10817 Grande Blvd. West Palm Beach, Florida 33417

Ray M. Poage	89,363	(6)	*
4711 Meandering Way Colleyville, Texas 76034

Jeffrey G. Shrader	144,295	(7)	*
801 S. Filmore, Suite 600 Amarillo, Texas 79105

Eric A. Bayley	203,490	(8)	*
1004 N. Big Spring, Suite 400 Midland, Texas 79701

John S. Rutherford	166,300	(9)	*
1004 N. Big Spring, Suite 400 Midland, Texas 79701

Donald E. Tiffin	63,265	(10)	*
1004 N. Big Spring, Suite 400 Midland, Texas 79701

Steven D. Foster	46,000	(11)	*
1004 N. Big Spring, Suite 400 Midland, Texas 79701

All Executive Officers, Directors and	2,861,662	(12)	7.47%
Nominees as a Group (10 persons)

*	Less than one percent.

(1)	Unless otherwise indicated, all shares of common stock are held directly with sole voting and investment powers.

(2)	Securities not outstanding, but included in the beneficial ownership of each such person, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Shares of common stock that may be acquired within sixty days of May 11, 2007 upon exercise of outstanding stock options are deemed to be outstanding.

(3)	Includes 726,545 shares of common stock held indirectly through Cambridge Collateral Services, Ltd., a limited partnership of which Mr. Cambridge and his wife are the general partners. Also included are 200,000 shares of common stock underlying presently exercisable stock options held by Mr. Cambridge. At the date of this Proxy Statement, a total of 726,545 shares of common stock were pledged as collateral to secure repayment of loans.

(4)	Includes 400,000 shares of common stock held indirectly through Oldham Properties, Ltd., a limited partnership, and as to which Mr. Oldham disclaims beneficial ownership. Also included are 53,500 shares of common stock underlying presently exercisable stock options held by Mr. Oldham. At the date of this Proxy Statement, a total of 366,500 shares of common stock were pledged as collateral to secure repayment of loans.

(5)	Of the total number of shares shown, 24,000 shares are held directly by Mr. Oring=s wife; 82,019 shares are held by Wealth Preservation, LLC, a limited liability company owned and controlled by Mr. Oring and his wife; and 110,000 shares may be acquired by Mr. Oring upon exercise of stock options held by Mr. Oring.

(6)	Includes 20,068 shares of common stock held indirectly by Mr. Poage through his Individual Retirement Account. Also included are 60,000 shares that may be acquired upon exercise of presently exercisable stock options.

(7)	Includes 10,000 shares of common stock that may be acquired upon exercise of a presently exercisable stock option. At the date of this Proxy Statement, a total of 125,000 shares of common stock were pledged as collateral to secure repayment of loans.

(8)	Includes 100,000 shares of common stock underlying presently exercisable stock options. A total of 6,790 shares of common stock are held indirectly by Mr. Bayley through an Individual Retirement Account and Parallel=s 408(k) Plan. At the date of this Proxy Statement, a total of 65,000 shares of common stock were pledged as collateral to secure repayment of loans. The total number of shares shown excludes a warrant to purchase 200 shares of common stock that is not presently exercisable.

(9)	Includes 50,000 shares of common stock underlying a presently exercisable stock option. Also included are 7,550 shares held indirectly by Mr. Rutherford through his 408(k) Plan. At the date of this Proxy Statement, a total of 108,750 shares of common stock were pledged as collateral to secure repayment of loans.

(10)	Of the total number of shares shown, 9,350 shares are held indirectly through Mr. Tiffin=s individual retirement account. At the date of this Proxy Statement, a total of 50,000 shares of common stock were pledged as collateral to secure repayment of loans.

(11)	Includes 400 shares of common stock held by Mr. Foster’s wife and 9,000 shares held in his 408(k) Plan. At the date of this Proxy Statement, a total of 25,000 shares of common stock were pledged as collateral to secure repayment of loans.

(12)	Includes 583,500 shares of common stock underlying stock options that are presently exercisable. The unexercisable portion of stock options held by our officers and directors do not become exercisable within the next sixty days.
Equity Compensation Plans
     At December 31, 2006, a total of 1,394,820 shares of common stock were authorized for issuance under our equity compensation plans. In the table below, we describe certain information about these shares and the equity compensation plans which provide for their authorization and issuance. You can find additional information about our stock grant and stock option plans beginning on page 35.

Equity Compensation Plan Information

			(c)
			Number of securities
			remaining available for
	(a)	(b)	future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))
Equity compensation plans approved by security holders	998,500 (1)	$5.48	96,320 (2)
Equity compensation plans not approved by security holders	300,000 (3)	$4.64	0
Total	1,298,500	$5.29	96,320

(1)	Includes the following plans: 1992 Stock Option Plan; 1997 Non-Employee Directors Stock Option Plan; 1998 Stock Option Plan; and 2001 Non-employee Directors Stock Option Plan.

(2)	Includes 78,820 shares available at December 31, 2006 for future grant under the 2004 Non-Employee Director Stock Grant Plan and 17,500 shares available at December 31, 2006 for future stock option grants under the 1997 Non-Employee Directors Stock Option Plan.

(3)	These shares include an aggregate of 200,000 shares of common stock underlying stock options granted on June 20, 2001 to non-officer employees pursuant to Parallel’s Employee Stock Option Plan. The Employee Stock Option Plan is the only equity compensation plan in effect that was adopted without approval of our stockholders. Directors and officers of Parallel are not eligible to participate in this plan. A description of the material features of this plan can be found under the caption “Employee Stock Option Plan” on page 38. The total number of shares shown also includes, as of December 31, 2006, 100,000 shares of common stock underlying a stock purchase warrant we issued to an investment banking firm in December 2003. These warrants were issued under a financial advisory services agreement with the investment banking firm, and not under employee or director compensation plans. The warrants are exercisable, in whole or in part, at an exercise price equal to $3.98 per share and are exercisable at any time during the four-year period commencing on December 23, 2004. All of the warrants contain customary provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the warrants if any one or more of certain specified events occur. The warrants also grant to the holder certain registration rights for the securities issuable upon exercise of the warrants.

PROPOSAL #1 – ELECTION OF DIRECTORS
     Our Directors are elected annually by our stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. The number of directors comprising the whole Board is determined by the Board of Directors.
     Our five nominees for Directors are Edward A. Nash, Larry C. Oldham, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader. Messrs. Oldham, Oring, Poage and Shrader were elected as Directors at the last annual meeting of stockholders. All nominees have consented to serve as Directors if elected at the Annual Meeting. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board reduces the number of directors. We do not know of any reason why any nominee will become unavailable. Shares represented by the accompanying form of proxy will be voted for the election of the five nominees named below unless other instructions are shown on the proxy card.
     Your Board of Directors recommends a vote FOR the following five nominees for election as Directors at the Annual Meeting.

		Director
Nominee	Age	Since	Position with Company
Edward A. Nash	59	—	—

Larry C. Oldham(1)	53	1979	Director, President and Chief Executive Officer

Martin B. Oring(1)(2)(3)(4)	61	2001	Director

Ray M. Poage(1)(2)(3)(4)	59	2003	Director

Jeffrey G. Shrader(1)(2)(3)(4)	56	2001	Director

(1)	Member of Hedging and Acquisitions Committee.

(2)	Member of Compensation Committee.

(3)	Member of Audit Committee.

(4)	Member of Corporate Governance and Nominating Committee.
     Mr. Nash has served as a consultant to Total Petrochemicals, Inc. since February 2004, providing advisory services primarily in the areas of corporate relocation, construction, safety and communications. He also served as a consultant to Clayton Williams Energy, Inc. from September 2003 to September 2004, primarily in the area of acquisitions. From 2000 to March 2003, Mr. Nash was employed by Total as a Senior Vice President of Special Projects and as Senior Vice President of its U.S. Onshore Division. From 1974 to 2000, Mr. Nash was employed by Fina, Inc. in various capacities, including serving as Vice President of Human Resources, Vice President Exploration and Production from April 1998 to 2000 and as President of Fina Natural Gas Company from 1999 to 2000. Mr. Nash graduated from Texas A&M University in 1970 with a Bachelors of Science degree in Mechanical Engineering.
     Mr. Oldham is a founder of Parallel and has served as an officer and Director since its formation in 1979. Mr. Oldham became President of Parallel in October 1994, and served as Executive Vice President prior to that time. Effective January 1, 2004, Mr. Oldham became Chief Executive Officer. Mr. Oldham received a Bachelor of Business Administration degree from West Texas State University in 1975.
     Mr. Oring is an owner and managing member of Wealth Preservation, LLC, a financial counseling firm founded by Mr. Oring in January 2001. From 1998 to December 2000, Mr. Oring was Managing Director Executive Services of Prudential Securities Incorporated, and from 1996 to 1998, Mr. Oring was Managing Director

Capital Markets of Prudential Securities Incorporated. From 1989 to 1996, Mr. Oring was Manager of Capital Planning for The Chase Manhattan Corporation. Mr. Oring is Chairman of the Hedging and Acquisitions Committee of the Board of Directors of Parallel.
     Mr. Poage was a partner in KPMG LLP from 1980 to June 2002 when he retired. Mr. Poage’s responsibilities included supervising and managing both audit and tax professionals and providing services, primarily in the area of taxation, to private and publicly held companies engaged in the oil and natural gas industry. Mr. Poage is Chairman of the Audit Committee of the Board of Directors of Parallel.
     Mr. Shrader has been a shareholder in the law firm of Sprouse Shrader Smith, Amarillo, Texas, since January 1993. He has also served as a director of Hastings Entertainment, Inc. since 1992. Mr. Shrader is the Chairman of the Compensation Committee and the Corporate Governance and Nominating Committee of the Board of Directors.
GOVERNANCE OF THE COMPANY
     Under the Delaware General Corporation Law and our bylaws, Parallel’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman of the Board, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have five members of the Board, including Thomas R. Cambridge, Larry C. Oldham, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader. Except for Mr. Cambridge, all of these Directors are standing for re-election at the Annual Meeting.
     The Board of Directors held twenty-six meetings in 2006. Each Director attended 100% of the meetings held during the period in which he was a Director, except that Mr. Chitwood did not attend three meetings. Our independent Directors met alone twice in executive sessions in 2006.
Director Independence
     The Board has determined that Messrs. Nash, Oring, Poage and Shrader meet the definition of an “independent director” for the purposes of NASD Rule 4200(a)(15), the independence standards applicable to us, and that Mr. Chitwood was also “independent” while serving on the Board. The Board based these determinations primarily on responses of the Directors to questions regarding employment and compensation history, affiliations and family and other relationships, comparisons of the independence criteria under NASD Rule 4200(a)(15) to the particular circumstances of each Director and on discussions among the directors.
     Martin B. Oring, a director of Parallel, and his wife are the owners and managing members of Wealth Preservation, LLC, a financial consulting services firm. One of Wealth Preservation’s former clients, Stonington Corporation, was engaged by us in November 2001 for the purpose of obtaining general corporate financial advisory services and financial advisory services in the placement of debt or equity securities. Under our November 2001 agreement with Stonington, we issued to Stonington a five-year warrant to purchase 275,000 shares of common stock at an exercise price of $2.95 per share, the fair market value of our common stock on the date the warrant was issued. The expiration date of the warrant was November 20, 2006. As we have previously reported, under terms of Wealth Preservation’s August 2001 consulting agreement with Stonington, which was terminated in December 2002, Wealth Preservation became entitled to receive one-third of the warrant that we issued to Stonington on November 20, 2001. After giving affect to anti-dilution provisions contained in the warrant, the warrant held by Wealth Preservation entitled it to purchase 95,187 shares of common stock at an exercise price of $2.84 per share. Utilizing a “cashless exercise” feature in the warrant, Wealth Preservation exercised the warrant on October 25, 2006 and a total of 82,019 shares of common stock were issued to Wealth Preservation. In considering and determining Mr. Oring’s independence, the Audit Committee reviewed and took into account Wealth Preservation’s exercise of the warrant.

Committees of the Board of Directors
     The Board has four standing committees:
•	the Audit Committee;

•	the Corporate Governance and Nominating Committee;

•	the Compensation Committee; and

•	the Hedging and Acquisitions Committee.
     Audit Committee
     The Audit Committee of the Board of Directors reviews the results of the annual audit of our consolidated financial statements and recommendations of the independent auditors with respect to our accounting practices, policies and procedures. As prescribed by our Audit Committee Charter, the Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities, reviewing our systems of internal accounting and financial controls, and the independent audit of our consolidated financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the auditors.
     The Audit Committee operates under a charter which can be viewed on our website at www.plll.com. The Audit Committee reviews the charter annually to ensure that it meets the listing standards for issuers with securities listed for trading on The Nasdaq Global Market. The charter specifies that the Audit Committee will have at least three members, comprised solely of independent directors.
     The Audit Committee of the Board of Directors presently consists of three directors, all of whom have no financial or personal ties to Parallel (other than director compensation and equity ownership as described in this Proxy Statement) and meet the Nasdaq standards for independence. The Board of Directors has determined that at least one member of the Audit Committee, Ray M. Poage, meets the criteria of an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K, and is independent for purposes of Nasdaq listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Mr. Poage’s background and experience includes service as a partner of KPMG LLP where Mr. Poage participated extensively in accounting, auditing and tax matters related to the oil and natural gas business.
     Throughout 2006, the members of the Audit Committee were Ray M. Poage (Chairman), Dewayne E. Chitwood and Martin B. Oring. Mr. Chitwood’s membership on the committee terminated upon his resignation from the Board in January 2007. The current members of the Audit Committee are Messrs. Poage (Chairman), Oring and Shrader. Mr. Shrader was appointed to serve as a member of the Audit Committee in December 2006.
     Twenty-nine meetings of the Audit Committee were held in 2006. Each member of the Audit Committee attended all of the meetings, except that Mr. Chitwood did not attend one meeting.
     In January 2006 and February 2007, the Audit Committee reviewed its charter and conducted an annual self-evaluation of its performance and reviewed and considered the transactions described under “Certain Related Person Transactions” beginning on page 40 of this Proxy Statement.
     Corporate Governance and Nominating Committee
     The Board’s Corporate Governance and Nominating Committee operates under a charter outlining the functions and responsibilities of the Committee, including recommending to the full Board of Directors nominees for election as directors of Parallel, and making recommendations to the Board of Directors from time to time as to matters of corporate governance. The members of the Corporate Governance and Nominating Committee throughout 2006 were Dewayne E. Chitwood, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader (Chairman). Mr. Chitwood’s membership on the committee terminated upon his resignation from the Board. The current members of this committee are Messrs. Oring, Poage and Shrader, all of whom meet the Nasdaq listing standards for independence. The charter authorizes the Committee to retain search firms to assist it in identifying qualified Director candidates. However, a search firm has not been retained to date and all of the Director candidates for 2007, except Mr. Nash, are currently members of the Board. The charter for the Corporate Governance and Nominating Committee can be viewed on our website at www.plll.com.
     Although no director candidates were recommended by stockholders during the past year, the committee will consider candidates for Director suggested by stockholders. The Committee has not developed or specified any particular differences in the manner in which it would evaluate a nominee for Director based on whether the nominee is recommended by a stockholder. Stockholders wishing to suggest a candidate for Director should write to any one of the members of the committee at his address shown on page 4 of this Proxy Statement. Suggestions should include:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

•	the name of and contact information for the candidate;

•	a statement of the candidate’s age, business and educational experience;

•	information sufficient to enable the committee to evaluate the candidate;

•	a statement detailing any relationship between the candidate and any joint interest owner, customer, supplier or competitor of Parallel;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.
     It is the Board’s policy that Directors may not serve concurrently on more than three public company boards. It is also the Board’s policy that a non-employee Director may not stand for re-election at the annual meeting of stockholders following the date on which he or she attains age 72.
     Under our bylaws, nominations for director may be made only by the Board of Directors or a Board of Directors committee, or by a stockholder entitled to vote who delivers timely notice along with the additional information and materials required by the bylaws to our corporate Secretary. To be timely, a stockholder’s notice must be received at our offices not less than 60 nor more than 90 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by a stockholder must be received not later than the tenth day after the day on which the notice of the date of the meeting was mailed or public disclosure was made. You can obtain a copy of our bylaws by writing to the corporate Secretary, 1004 N. Big Spring, Suite 400, Midland, Texas 79701. A copy of our bylaws can be viewed on our website at www.plll.com.
     One meeting of the Corporate Governance and Nominating Committee was held in 2006. All members of the Committee were present.
     Compensation Committee
     The Compensation Committee determines Parallel’s compensation policies and has the responsibility of reviewing and determining the compensation and terms of benefit arrangements with Parallel’s officers and the making of awards under such arrangements. The members of the Compensation Committee during 2006 were Dewayne E. Chitwood, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader (Chairman). Mr. Chitwood’s membership on the committee terminated when he resigned from the Board of Directors. Messrs. Oring, Poage and Shrader continue to serve as members of the Compensation Committee. All members of the Compensation

Committee are independent under current Nasdaq listing standards. The charter for the Compensation Committee can be viewed on our website at www.plll.com.
     For additional information regarding the functions of the Compensation Committee, please see “Executive Compensation – Compensation Discussion and Analysis – Internal and External Assistance,” and “Compensation Committee Report.”
     Three meetings of the Compensation Committee were held in 2006. Each member of the Compensation Committee attended all of the meetings held during 2006, except that Mr. Chitwood and Mr. Poage were not in attendance at one meeting.
     Hedging and Acquisitions Committee
     The Hedging and Acquisitions Committee presently consists of five Directors, including Messrs. Cambridge, Oldham, Poage, Shrader and Oring (Chairman). With respect to derivative contracts, the committee reviews, assists and advises management on overall risk management strategies and techniques, with the objective of implementing prudent commodity and interest rate derivative arrangements, and monitors our compliance with certain covenants in our revolving credit facility. The Hedging and Acquisitions Committee also reviews with management oil and gas acquisition opportunities, and consults with members of management to review plans and strategies for pursing acquisitions. The Hedging and Acquisitions Committee does not have a separate charter.
     Two meetings of the Hedging and Acquisitions Committee were held during 2006. Each member of the Hedging and Acquisitions Committee attended all meetings held during 2006.
Code of Ethics
     The Board has adopted a code of ethics which applies to all of our Directors, officers and employees, including our chief executive officer, chief financial officer and all other financial officers and executives. You may review the code of ethics on our website at www.plll.com. A copy of our code of ethics has also been filed with the Securities and Exchange Commission and is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. We will provide without charge to each person, upon written or oral request, a copy of our code of ethics. Requests should be directed to:

Manager of Investor Relations
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Telephone: (432) 684-3727
Stockholder Communications with Directors
     Parallel stockholders who want to communicate with any individual Director can write to that Director at his address shown on page 4 of this Proxy Statement under the caption “Stock Ownership”.
     Your letter should indicate that you are a Parallel stockholder. Depending on the subject matter, the Director will:
•	if you request, forward the communication to the other Directors;

•	request that management handle the inquiry directly, for example where it is a request for information about Parallel or it is a stock-related matter; or

•	not forward the communication to the other Directors or management if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Director Attendance at Annual Meetings
     We typically schedule a Board meeting in conjunction with our annual meeting of stockholders. Although we do not have a formal policy on the matter, we expect our Directors to attend each annual meeting, absent a valid reason, such as illness or a schedule conflict. Last year, all six of the individuals then serving as Director attended our annual meeting of stockholders.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Parallel’s Directors and officers to file periodic reports with the Securities and Exchange Commission. These reports show the Directors’ and officers’ ownership and the changes in ownership, of Parallel’s common stock and other equity securities. To our knowledge, all Section 16(a) filing requirements were complied with during 2006, except that Eric A. Bayley, Vice President of Corporate Engineering, owned a warrant to purchase 200 shares of common stock which was not included in his Form 3 Report when he became an officer of Parallel on July 1, 2001.
Report of the Audit Committee
     The Audit Committee of our Board of Directors is comprised of the three Directors named below.
     The Audit Committee reviewed and discussed the company’s audited consolidated financial statements with management, which has primary responsibility for the financial statements and the overall reporting process. In addition, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented.
     The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors the issue of its independence from Parallel.
     The Audit Committee also heard the report of the independent auditors regarding certain critical accounting policies and practices used by Parallel and alternative treatments, and received copies of material written communications between the independent auditors and Parallel.
     Based on the Audit Committee’s review of the audited financial statements and in reliance on its discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2006 be included in Parallel’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.
     The foregoing report is provided by the following independent Directors, who constitute the Audit Committee.

Ray M. Poage (Chairman)
Jeffrey G. Shrader
Martin B. Oring

Audit Fees
     BDO Seidman, LLP audited our consolidated financial statements for the years ended December 31, 2006 and December 31, 2005. The aggregate fees for professional services rendered by BDO Seidman, LLP for 2006 and 2005 were:

	Fiscal Year Ended December 31,
Type of Fees	2006		2005
Audit fees	$469,000	(1)	$378,000	(2)
Audit-related fees	52,000		5,000
Tax fees	—		—
All other fees	—		—

Total	$521,000		$383,000

(1)	Such amount includes $160,000 for professional services rendered in connection with the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. This amount includes associated expenses in the amount of approximately $31,000.

(2)	Such amount includes $160,000 for professional services rendered in connection with the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. This amount includes associated expenses in the amount of approximately $20,000.
     We retained a third party to assist us in our Sarbanes-Oxley 404 readiness and assessment of internal control over financial reporting. The aggregate fees for services provided in connection with the internal control over financial reporting for 2006 and 2005 were approximately $67,000 and $85,000, respectively, including associated expenses.
     In the above table, “audit fees” are fees we paid for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and for the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements and fees for Sarbanes-Oxley 404 audit work. “Audit-related fees” are fees billed for assurance and related services in connection with acquisition transactions and related regulatory filings.
     We estimate that personnel other than full time permanent employees of BDO Seidman, LLP performed 30% of the total hours expended to audit our consolidated financial statements.
Pre-approval Policies and Procedures
     The Audit Committee had not, as of the time of mailing this Proxy Statement, adopted policies and procedures for pre-approving audit or permissible non-audit services performed by our independent auditors. Instead, the Audit Committee as a whole has pre-approved all such services. In the future, our Audit Committee may approve the services of our independent auditors pursuant to pre-approval policies and procedures adopted by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Parallel’s management.

EXECUTIVE OFFICERS
     Our executive officers are appointed annually by the Board of Directors to serve at the Board’s discretion and until his or her successor is duly appointed.
     There are no family relationships between any of Parallel’s directors or officers.
     Biographical information for Mr. Oldham, our Chief Executive Officer and a nominee for Director, is included above under “Proposal #1 – Election of Directors” on page 7. Set forth below is biographical information regarding our other executive officers at the date of this Proxy Statement.
     Donald E. Tiffin, 50, served as Vice President of Business Development from June 2002 until January 1, 2004 when he became Chief Operating Officer. From August 1999 until May 2002, Mr. Tiffin served as General Manager of First Permian, L.P. and from July 1993 to July 1999, Mr. Tiffin was the Drilling and Production Manager in the Midland, Texas office of Fina Oil and Chemical Company. Mr. Tiffin graduated from the University of Oklahoma in 1979 with a Bachelor of Science degree in Petroleum Engineering.
     Eric A. Bayley, 58, has been Vice President of Corporate Engineering since July 2001. From October 1993 until July 2001, Mr. Bayley was employed by Parallel as Manager of Engineering. From December 1990 to October 1993, Mr. Bayley was an independent consulting engineer and devoted substantially all of his time to Parallel. Mr. Bayley graduated from Texas A&M University in 1978 with a Bachelor of Science degree in Petroleum Engineering. He graduated from the University of Texas of the Permian Basin in 1984 with a Master’s of Business Administration degree.
     John S. Rutherford, 47, has been Vice President of Land and Administration of Parallel since July 2001. From October 1993 until July 2001, Mr. Rutherford was employed as Manager of Land/Administration. From May 1991 to October 1993, Mr. Rutherford served as a consultant to Parallel, devoting substantially all of his time to Parallel’s business. Mr. Rutherford graduated from Oral Roberts University in 1982 with a degree in Education, and in 1986 he graduated from Baylor University with a Master’s degree in Business Administration.
     Steven D. Foster, 51, has been the Chief Financial Officer of Parallel since June 2002. From November 2000 to May 2002, Mr. Foster was the Controller and Assistant Secretary of First Permian, L.P. and from September 1997 to November 2000, he was employed by Pioneer Natural Resources, USA in the capacities of Director of Revenue Accounting and Manager of Joint Interest Accounting. Mr. Foster graduated from Texas Tech University in 1977 with a Bachelor of Business Administration degree in accounting. He is a certified public accountant.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction and Overview
     The Compensation Committee of the Board of Directors is responsible for determining the types and amounts of compensation we pay to our executives. Our Committee operates under a written charter that you can view on our website at http://www.plll.com. The Board of Directors has affirmatively determined that each director who is a member of the Committee meets the independence requirements of the Nasdaq Global Market. The Board determines, in its business judgment, whether a particular Director satisfies the requirements for membership on the Committee set forth in the Committee’s charter. None of the members of the Compensation Committee are current or former employees of Parallel or any of its subsidiaries.
     Our Compensation Committee is responsible for formulating and administering the overall compensation principles and plans for Parallel. This includes establishing the compensation paid to our officers, administering our stock option plans and, generally, reviewing our compensation programs at least annually.

     The Committee periodically meets in executive session without members of management or management directors present and reports to the Board of Directors on its actions and recommendations.
     We discuss below the philosophy, objectives and principles we followed last year for compensating our executive officers.
Compensation Philosophy and Objectives
     The Committee’s compensation philosophy is to provide an executive compensation program that:
•	is competitive with compensation programs offered by comparable companies engaged in businesses similar to ours;

•	rewards performance, skills and talents necessary to advance our company objectives and further the interests of stockholders;

•	is balanced between a fair and reasonable cash compensation and incentives linked to Parallel’s overall operating performance; and

•	is fair to our executives, but within reasonable limits.
     The Company’s practice is and has been to link compensation with performance, measured at the company level, and to emphasize the importance of each executive’s contribution to the overall success of the Company. The overall objectives of our compensation philosophy are to:
•	provide a reasonable and competitive level of current annual income;

•	provide incentives that encourage our executives to continue their employment with us;

•	motivate executives to accomplish our company goals and reward performance;

•	create an environment conducive to company-oriented success rather than individual success;

•	align compensation and benefits with business strategy and competitive market data; and

•	encourage the application of prudent decision making processes in an industry marked by volatility and high risk.
     Our Committee supports these objectives by emphasizing compensation arrangements that we believe will attract and retain qualified executives and reward them for creating a solid platform for the long-term growth and success of Parallel. At the same time, we are mindful of, and try to balance our executive compensation arrangements with, the interests and concerns of stockholders.
     To more fully understand our current compensation philosophies and practices, it is important to keep in mind some historical milestones that have influenced the shaping of our compensation practices. For instance, it was not until May 2002 that we had more than seven employees, as compared to 41 employees that we currently have; our total market capitalization (including shares held by our officers and directors) at December 31, 2002 was approximately $58 million, as compared to a total market capitalization (including shares held by our officers and directors) of approximately $660 million at December 31, 2006; and it was not until the latter part of 2004 that the market price of our stock consistently exceeded $5.00 per share. Given our small size, limited staff and limited resources in earlier years, the compensation of our executives consisted primarily of salaries, cash bonuses and stock options, with an emphasis on the use of stock options. Since November 2002, however, we have moved away from the use of stock options as a long-term incentive and relied more on our Incentive and Retention Plan that we adopted in 2004. Other than shifting our emphasis from the use of stock options to the Incentive and Retention Plan, we have chosen to continue a relatively simple compensation framework for our executives. We believe that by doing so, we are able to establish a higher degree of understanding and certainty for our executives as well as the investing public, while at the same time avoiding complex benefit packages and agreements that are less transparent than our compensation program and that require significant time and cost to properly administer. In the end, we believe our compensation arrangements provide the desired results: fair and reasonable pay for achievements beneficial to Parallel and its stockholders.
Compensation Components
     Our judgments regarding executive compensation are primarily based upon our assessment of company performance, and each executive officer’s leadership, performance and individual contributions to Parallel’s business. The accounting and tax treatment of different elements of compensation has not had a significant impact on our use of any particular form of compensation. In reviewing the overall compensation of our officers, we have historically considered a mix of the following components or elements of executive compensation:
•	base salaries;

•	stock option grants;

•	annual cash bonuses;

•	health and life insurance plans which are generally available to all of our employees;

•	contributions by Parallel to our 401(k) retirement plan;

•	an equity based cash incentive plan;

•	change of control arrangements; and

•	limited perquisites and personal benefits provided by Parallel to our executive officers.

     To help give you a better understanding of the overall compensation picture of our executives, we have included the following table showing the elements of executive compensation we have used in the past and certain types of executive compensation that we have not used:

	Used by	Not Used by
Elements of Compensation	Parallel	Parallel
Base salaries	✓
Employment agreements		✓
Cash bonuses	✓
Stock awards		✓
Change of control/severence arrangements	✓
Defined benefit pension plan		✓
Defined contribution plan	✓
Stock options	✓
Tax gross-ups	✓
Employee stock purchase/ownership plan		✓
Supplemental executive retirement plans/benefits		✓
Deferred compensation plan		✓
Incentive and retention plan	✓
Limited perquisites and personal benefits	✓
Evaluation Factors
     In addition to comparing the compensation packages of our officers with the compensation packages of officers of other companies similar to Parallel, we also relied, as we have in the past, on our general knowledge and experience in the oil and natural gas industry, focusing on a subjective analysis of each of our executive’s contributions to Parallel’s overall performance. While specific performance levels or “benchmarks” are not used to establish salaries, cash bonuses or grant stock options, we do take into account historic comparisons of Parallel’s performance. The link between pay and company performance is based primarily on the Compensation Committee’s evaluation of periodic results of certain elements of company performance. Generally, our evaluations are influenced equally by operational metrics and financial metrics.
     We have not adopted specific target or performance levels with respect to quantitative or qualitative performance-related factors which would automatically result in increases or decreases in compensation. Instead, we make subjective determinations based upon a consideration of many factors, including those we have described below. We have not assigned relative weights or rankings to these factors. Specific elements of company performance and individual performance that we consider in setting compensation policies and making compensation decisions include the following factors, several of which we consider in the context of Parallel alone and by comparison with peer companies:
•	growth in the quantity and value of our proved oil and natural gas reserves;

•	volumes of oil and natural gas produced by Parallel and our executives’ ability to replace oil and natural gas produced with new oil and natural gas reserves;

•	cash flows from operations;

•	revenues;

•	earnings per share;

•	the market value of our common stock;

•	the extent to which the officers have been successful in finding and creating opportunities for Parallel to participate in acquisition, exploitation and drilling ventures having quality prospects;

•	the ability of our officers to formulate and maintain sound budgets for our business activities;

•	the overall financial condition of Parallel;

•	the achievement by management of specific tasks and goals set by the Board of Directors from time to time;

•	the effectiveness of our compensation packages in motivating officers to remain in Parallel’s employment;

•	oil and gas finding costs and operating costs; and

•	the ability of our executives to effectively implement risk management practices, including oil and natural gas and interest rate hedging activities.
     In addition to considering the elements of performance described above, other factors that we consider in determining compensation include:
•	longevity of service; and

•	the individual performance, leadership, business knowledge and level of responsibility of our officers.
     We believe the key components of our executive compensation program, base salary, cash bonuses and the potential for awards under our Incentive and Retention Plan, provide an adequate mix of different types of compensation that reflect the outcome of our analysis of the evaluation factors described above. For instance, we believe that potential rewards under the Incentive and Retention Plan are reflective of the longer-term operational metrics of reserve growth, increased production and increased cash flows from operations, while base salaries and cash bonuses are more closely linked to the short-term objectives of providing reasonable and competitive levels of current annual increases. Since the elements of compensation we use are fairly limited, the results of our evaluation of the company’s performance and executive’s individual performance are reflected more by the amounts of compensation we award, rather than by type of award.
     In recent years, the practice of the Committee has been to complete our compensation evaluation and make compensation recommendations prior to the end of each year. This year, however, and partly because of the SEC’s new executive compensation disclosure rules, we approached our review and evaluation differently, giving additional emphasis to the processes we used in reviewing and evaluating compensation, as described under “Compensation Committee Report” on page 25. As a result, and as described below, the Committee recommended minimal cash bonuses in December 2006 and also awarded final cash bonuses and increases in base salaries in February 2007.
     With our compensation philosophy and objectives in mind, we discuss below in more detail the key elements of executive compensation and the factors underlying our decisions for 2006.

Base Salaries
     Salary levels are based on factors including individual and company performance, level and scope of responsibility and competitive salary levels within the industry. We do not give specific weights to these factors. The Committee determines base salary levels by reviewing comparative salary data gathered by our CEO and CFO and by the Committee’s consultant, and by reviewing publicly available information such as proxy statements filed by other exploration and production companies with similar market capitalizations. As the focal point for determining base salaries, we targeted the median to the 75th percentile range of salaries and cash bonuses for executive officers of a fifteen company peer group. The peer group consisted of Edge Petroleum Corporation, PetroQuest Energy, Inc., Brigham Exploration Company, Vaalco Energy, Inc., Carrizo Oil & Gas, Inc., PrimeEnergy Corporation, Goodrich Petroleum Corporation, The Exploration Company of Delaware, Inc., Barnwell Industries, Inc., Abraxas Petroleum Corporation, Harken Energy Corporation, Panhandle Royalty Company, Warren Resources, Inc., Toreador Resources Corporation and Ivanhoe Energy Inc. This peer group was selected based primarily on total revenues and market capitalization. Base salaries for each executive are reviewed individually on an annual basis. Salary adjustments are based on the individuals’ experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and the recommendations of our chief executive officer. As a result of these factors, an executive’s base salary may be above or below the base salaries of executives in other oil and gas exploration and production companies at any point in time. Upon completion of the Committee’s review and evaluation, and based on the financial and operations results and the criteria for the salary determinations, our named executive officers received the following increases in their annual base salaries:

Mr. Oldham	—	from	$300,000	to	$330,000

Mr. Tiffin	—	from	$250,000	to	$275,000

Mr. Rutherford	—	from	$160,000	to	$175,000

Mr. Foster	—	from	$175,000	to	$190,000

Mr. Bayley	—	from	$160,000	to	$175,000

Mr. Cambridge	—	from	$135,000	to	$145,000
Cash Bonuses
     Historically, we have used, and continue to use, short-term incentives in the form of annual cash bonuses to compensate executive officers. Annual cash bonuses are viewed by the Committee as supplemental short-term incentives in recognition of Parallel’s overall performance and the efforts made by our executives during a particular year. Cash bonuses are based on a subjective determination of amounts we deem sufficient to reward our executives and remain competitive within our geographic environment. As with base salaries, we also targeted the median to 75th percentile rankings of our fifteen-company peer group. We do not use specific performance targets when determining cash bonuses. The Committee considers Parallel’s overall performance, the individual performance of each executive, and the level of responsibility and experience of each executive to determine the final bonus amounts. Bonuses are paid at the discretion of the Committee based on the overall accomplishments of Parallel and individual performance.
     In December 2006, we addressed the short-term incentives provided to our executives in the form of cash bonuses and an associated tax gross-up payment. Even though we had not completed our evaluations for 2006, we chose to award these cash bonuses in December because we recognized the overall efforts and accomplishments of Parallel and our executives and we believed it was important to communicate to our executives a preliminary recognition of their achievements. Specific criteria and company events we considered in awarding these cash bonuses included the growth of our proved oil and natural gas reserves, and the successful completion of our equity offering in August 2006. After our preliminary review of these criteria and events, in December 2006, the Committee initially authorized cash bonuses and an associated tax gross-up for each of its executive officers as follows:

	Amount of	Amount of
	Bonus	Tax Gross-Up
Mr. Oldham	$10,000	$3,629

Mr. Tiffin	$10,000	$1,687

Mr. Rutherford	$10,000	$3,697

Mr. Foster	$10,000	$3,559

Mr. Bayley	$10,000	$3,836

Mr. Cambridge	$10,000	$5,152
     After completing our review in February 2007, the Committee authorized additional cash bonuses as follows:

Amount of
Bonus
Mr. Oldham	$175,000

Mr. Tiffin	$137,500

Mr. Rutherford	$50,000

Mr. Foster	$50,000

Mr. Bayley	$50,000

Mr. Cambridge	$50,000
Stock Options
     Prior to 2003, we relied heavily on the use of stock options as a form of compensation because of our size and limited cash resources. Although we believe stock options can provide meaningful and reasonable long-term incentives, the Committee determined that additional annual grants of stock options were not warranted, considering the number of stock options granted in prior years. We have not granted stock options to any of our executive officers since November 2002. The last time we granted stock options to our Chief Executive Officer, Mr. Oldham, was on June 20, 2001 when he was granted a stock option to purchase 200,000 shares of common stock at an exercise price of $4.97 per share, the fair market value of the common stock on the date of grant. In May 2003, Mr. Oldham voluntarily relinquished 100,000 shares of common stock underlying this option in order to restore and make available shares of stock for option grants to non-officer employees. The last time we granted stock options to any of our other executives was on November 14, 2002 when we granted stock options to Mr. Tiffin, our Chief Operating Officer, and to Mr. Foster, our Chief Financial Officer. Mr. Tiffin was granted a stock option to purchase 50,000 shares of common stock and Mr. Foster was granted a stock option to purchase 35,000 shares of stock. The exercise price of both stock options was $2.18 per share, the fair market value of the common stock on the date of grant.
     We do not have a specific program or plan with regard to the timing or dating of option grants. Our stock options have not been granted at regular intervals or on pre-determined dates. The Committee’s practice as to when options are granted has historically been made at the discretion of the Committee. Generally, no distinctions have been made in the timing of option grants to executives as compared to employees. Since October 1993, stock options have been granted to our officers and employees on thirteen different occasions. On eight occasions, options were awarded to employees only; on four occasions options were awarded to officers and employees; and on one occasion an option was awarded to one officer.

     We do not grant discounted options and exercise prices are not based on a formula. All of our options are granted “at-the-money.” In other words, the exercise price of the option equals the fair market value of the underlying stock on the actual date of grant. We conducted an internal review of all of our stock option grants since August 1996 and we did not find any instances of option “backdating.”
     Historically, the granting of options has not been purposefully timed around the public announcement of material non-public information. Our Committee’s practice has been to meet whenever one or more of the Committee members expresses a desire to discuss in executive session any particular aspect of executive compensation, and the proximity of any stock option grant to earnings or other material announcements is coincidental. We have not and do not plan to purposefully time the release of material non-public information for the purpose of affecting the value of executive compensation.
     Other Compensation
     Our executive officers participate in a 401(k) retirement and savings plan on the same basis as other employees. Parallel “matches” certain employee contributions to its 401(k) retirement plan with cash contributions. Company matching amounts for the named executive officers are included under the caption “All Other Compensation” in the Summary Compensation Table on page 26.
     We do not have a written policy or formula regarding the adjustment, reduction or recovery of awards of payments if company performance is not optimal. However, the Committee does take into account compensation realized or potentially realizable from prior compensation awards in setting new types and amounts of compensation. Although we have never decreased the compensation of any of our executive officers, the percentage increases in annual salaries and cash bonuses vary from year to year, with some increases being smaller than previous years.
Allocation of Amounts and Types of Compensation
     Other than our 401(k) retirement plan and outstanding stock options that were granted to our executive officers prior to 2003, we do not presently have a long-term incentive program in place, although we may in the future implement a long-term incentive or performance plan. We do, however, believe that our Incentive and Retention Plan does have long-term incentive characteristics. Since we do not have a traditional form of long-term incentive program, the method of allocating different forms of long-term compensation has not been a consideration for us. The Committee has not adopted a specific policy for allocating between long-term and currently paid out compensation, nor have we adopted a specific policy for allocating between cash and non-cash compensation. However, since December 2002, the compensation we have paid to our executives has emphasized the use of cash rather than non-cash compensation. We have chosen to do this in order to maintain and continue our practice of having a simplified, but effective and competitive, compensation package. In determining the amount and mix of compensation elements for each executive officer, the Committee relies on judgment, not upon fixed guidelines or formulas, or short term changes in our stock price. Specific allocation policies have not been applied by the Committee largely because company performance in the oil and natural gas industry is often volatile and cyclical and Parallel’s performance in any given year, whether favorable or unfavorable, may not necessarily be representative of immediate past results or future performance. The Committee also recognizes that company performance is often the result of factors beyond the control of Parallel or its executives, especially oil and natural gas prices. For instance, even when we believe our executives have demonstrated superior individual performance during any particular year, the year-end value and quantities of our proved reserves, which are based on oil and gas prices at December 31 of each year, may reflect a level of company performance, whether good or bad, that is not necessarily reflective of actual company and individual performance. Consequently, the Compensation Committee examines and recommends executive compensation levels based on the evaluation factors described above compared over a period of time, rather than applying these factors on an isolated or “snapshot” basis at the time compensation levels are established by the Committee. In this regard, and partly due to the peculiarities of financial accounting requirements for exploration and production companies, the Committee emphasizes a subjective approach to allocating the amounts and types of compensation for our executives.
     By choosing to pay the elements of compensation discussed above, we try to maintain a simple and competitive position for our total compensation package.

Internal and External Assistance
     Our Committee has the authority to retain, at Parallel’s expense, compensation consultants. Utilizing this authority, our Committee engaged the services of an independent compensation consultant, Mercer Human Resources Consultants, Inc., to assist us in our review of executive compensation for 2006. The consultant reports directly to the Committee. We compared the data provided to us by the consultant to data provided to us by management. The Committee next reviewed with Mercer the differences between the data provided by management and the data provided by Mercer, including the peer group of companies selected by each. We selected the peer group used by Mercer in its analysis, which was based primarily on the similarity of revenue and market capitalization of Parallel and the peer companies. Our review included comparisons of pay data for comparable executive positions and compensation components used by the peer group. Both the independent compensation consultant and Messrs. Oldham and Foster also provided the Committee with statistical information and advice on current competitive compensation practices and trends in the marketplace, including information derived from compensation surveys published by other independent compensation consultants.
     Generally, the Compensation Committee also seeks the input and insight of Mr. Oldham concerning broad, general topics such as morale of our executive officers, any specific factors that Mr. Oldham believes to be appropriate for the Committee’s consideration and which the Committee may not be aware of, such as extraordinary day-to-day efforts or accomplishments of any of our executives and ranges of compensation recommended by Mr. Oldham. Mr. Foster assists us in gathering and organizing data for our review.
Change of Control Arrangements
     Our stock option plans and our Incentive and Retention Plan contain “change of control” provisions. We use these provisions in an effort to provide some assurance to the Board of Directors that the Board will be able to rely upon our executives continuing in their positions with Parallel, and that Parallel will be able to rely upon each executive’s services and advice as to the best interests of Parallel and its stockholders without concern that the executive might be distracted by the personal uncertainties and risks created by any proposed or threatened change of control.
     Stock Option Plans
     As described in more detail under the caption “Change of Control Arrangements” on page 29, the Compensation Committee may adjust the stock options held by our executives upon the occurrence of a change of control. With this authority, the Compensation Committee may in its discretion elect to accelerate the vesting of any stock options that were not fully vested at the time of a change of control. In addition, under some of our stock option plans, acceleration of vesting schedules will automatically occur. In the “Outstanding Equity Awards at Fiscal Year-End” table on page 28, you can see the stock options currently held by our executives and the exercise prices for each of these options. Mr. Oldham, our Chief Executive Officer, is the only executive officer that has a stock option that had not fully vested as of December 31, 2006. As described in the “Outstanding Equity Awards at Fiscal Year-End” table, Mr. Oldham holds a stock option to purchase a total of 37,500 shares of common stock which remained unvested at December 31, 2006. If a change of control had occurred on December 31, 2006, a total of 37,500 shares would have automatically vested on that date.
     Mr. Oldham’s option to purchase an aggregate of 37,500 of our shares, with a value of $17.57 per share, could have become fully exercisable on December 31, 2006 if a change of control were to have occurred on that date. Under the terms of Mr. Oldham’s stock option, he would have to pay an aggregate of $186,375 to purchase these shares. Accordingly, the maximum value of the accelerated vesting of the option would have been $472,500 ($17.57 per share value on December 31, 2006, multiplied by 37,500 of our shares subject to the option minus $186,375, the aggregate exercise price for the option).
     Incentive and Retention Plan
     In 2002 and before, long-term incentives were made up of stock options. In 2004, upon recommendation of the Committee, we adopted the Incentive and Retention Plan described in more detail on page 30 of this Proxy

Statement. Generally, this plan authorizes the Committee to grant executive officers awards in the form of “base shares,” with one base share being equated to one share of our common stock. The value of base shares fluctuates directly with changes in the price of Parallel’s stock which we believe more closely ties the interests of our executives directly to those of stockholders. The base shares are paid out only upon a corporate transaction or a change of control as further described below and on page 30. Payouts, when triggered, are to be paid in cash. The Committee will determine the total number of base shares to grant each executive officer by using individual performance, level of responsibility, experience and the extent to which each executive officer may have contributed to the occurrence of a triggering event under the plan, as well as the outcome of the event. All of our other employees and consultants are also eligible to participate in this plan.
     The Incentive and Retention Plan is designed to align the interests of executives with stockholders and to provide each executive with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. When we were in the initial stages of formulating this plan, we began with the concept of a more traditional long-term incentive plan which would provide our executives with potential cash awards based on year-to-year comparisons of the growth in our proved oil and natural gas reserves, with these annual cash awards being predicated on various performance factors, including predetermined percentage increases in our proved oil and natural gas reserves. However, we realized that under this approach annual cash payments could result simply as a result of increases in the prices of oil and natural gas which would not necessarily equate to actual growth in our reserves or any specific achievements by our executives and under circumstances that might not result in additional value to our stockholders. After further consideration, we decided to tie any potential rewards under this plan to the market price of our stock. Although not linked to any specific performance measures, we believe that linking potential rewards to the market price of our stock reflects a “bundling” of company performance measures that are of importance to investors in smaller exploration and production companies like Parallel, and which will be reflected in the market price of our stock. In addition, and instead of providing for “automatic” annual bonuses, we believed it important to reward our executives under circumstances that were more likely to coincide with events that could also result in our stockholders realizing value. Thus, one prong of the Incentive and Retention Plan provides for payments only when there is a “corporate transaction,” such as a merger or sale of Parallel. The second prong of the plan provides for payments upon the occurrence of a change on control. We structured the Incentive and Retention Plan in this fashion primarily to satisfy our objective of retaining management, and to more closely connect potential payments to our executives to an event in which all of our stockholders would be more likely to realize value from their investments in Parallel. Further, it is our belief that the interests of stockholders will be best served if the interests of our management are aligned with them, and the Incentive and Retention Plan should eliminate, or at least reduce, any reluctance management might have to pursue potential corporate transactions that may be in the best interests of stockholders. The cash benefits are payable in one lump-sum.
     The oil and natural gas industry in our specific areas of operation continues to experience increases in leasing, acquisitions, drilling and development activities. This activity has resulted in significant management turnover within the areas we operate, largely because of greater compensation packages and incentives being offered by our competitors. Our Committee believes that the potential rewards to our executives under the Incentive and Retention Plan provide the necessary incentive for our executives to remain employed by, and diligently pursue the goals of, Parallel. Since adopting the plan, none of our officers have left our employment, and only one employee has left our employment.
     Under our Incentive and Retention Plan, our officers, employees and consultants are eligible to receive a one-time performance payment upon the occurrence of a corporate transaction or a one-time retention payment upon the occurrence of a change of control. Generally, a corporate transaction means an acquisition of Parallel, a sale of substantially all of Parallel’s assets or the dissolution of Parallel. A change of control generally means the acquisition of 60% or more of our outstanding common stock or an event that results in our current Directors ceasing to constitute a majority of the Board of Directors.
     In the case of a corporate transaction, the total aggregate potential payments would be equal to the sum of (a) the per share price received by all stockholders minus a base price of $3.73 per share, multiplied by 1,080,362 “base shares,” plus (b) the per share price received by all stockholders minus an “additional base price” of $8.62 per share, multiplied by 400,000 “additional base shares”. If a change of control occurs, the aggregate potential payments to all plan participants would be equal to the sum of (a) the per share closing price of Parallel’s common stock on the day immediately preceding the change of control, minus the base price of $3.73 per share, multiplied by 1,080,362, plus (b) the per share closing price of Parallel’s common stock on the day immediately preceding the change of control, minus an “additional base price” of $8.62 per share, multiplied by 400,000 “additional base shares.”
     If a corporate transaction or change of control occurs, the Compensation Committee has the discretion to allocate for payment to each of our executives, employees or consultants a portion of the total performance bonus or retention payment as the Committee determines in its sole discretion. Although the Committee has not made any awards under our Incentive and Retention Plan, for illustration purposes, assuming a corporate transaction or change of control occurred on December 31, 2006, and that the applicable price of our common stock was $17.57 per share, the closing price of our common stock as of December 31, 2006, the total aggregate potential payments to all eligible participants would be $18.5 million.
     The change of control provisions in our stock option plans and in the Incentive and Retention Plan utilize “single triggers.” As compared to “double triggers,” we believe that single triggers provide a more definitive outcome for our executives if a triggering event does occur and are more likely to prevent an executive from becoming entangled in various interpretive issues concerning the applicability of a second or double trigger to any particular triggering event. For these reasons, coupled with the fact that none of our executives have deferred compensation arrangements or employment or other post-termination compensation agreements with Parallel, we believe the use of single triggers is not inconsistent with the best interests of Parallel or our stockholders.
Stock Ownership/Retention Guidelines
     Although we do not have written guidelines or policy statements requiring specified levels of stock ownership or “holding” practices, we encourage all of our officers and directors to refrain from selling their shares. We have not adopted formal guidelines because our executives and directors as a group have in the past voluntarily and consistently demonstrated a practice of holding and retaining their shares. During the three year period ended December 31, 2006, none of our officers and directors have sold any shares of Parallel stock.
     Under our policy covering insider trading procedures, our executives, their spouses and other immediate family members sharing the executive’s household are prohibited from selling any securities of Parallel that are not owned at the time of the sale, a “short sale.” Also, no such person may buy or sell puts, calls or exchange-traded options in Parallel’s securities. These transactions are speculative in nature and may involve a “bet against the company” which we believe is inappropriate for our insiders.
Perquisites and Personal Benefits
     We have provided limited perquisites and personal benefits to our executives, including club memberships and allowing our executives a choice of receiving a car allowance or personal use of a company provided vehicle. We encourage our executives to belong to a social club so that they have an appropriate entertainment forum for customers and appropriate interaction with their communities.
     Our executives also participate in Parallel’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, and life insurance. All employees, including our executives, age fifty or over are also eligible to participate in an extended health care coverage plan that we maintain. We do not have charitable gift matching or discounts on products.
     The types and amounts of perquisites we provide to our executives are included in the “All Other Compensation” column of the Summary Compensation Table on page 26 of this Proxy Statement.
Limit on Deductibility of Certain Compensation
     Provisions of the Internal Revenue Code that restrict the deductibility of certain compensation over one million dollars per year have not been a factor in our considerations or recommendations. Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to our executives. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. The Compensation Committee has not taken the requirements of Section 162(m) into account in designing executive compensation. Compensation to our executives does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board of Directors administers and approves all elements of compensation and awards for our executive officers. The Committee has the responsibility to review and approve the corporate goals and objectives relevant to each executive officer’s compensation, evaluates individual performance of each executive in light of those goals and objectives, and determines and approves each executive’s compensation based on this evaluation.
     Members of the Committee are non-management directors who, in the opinion of the Board, satisfy the independence standards of the Nasdaq Global Market. The Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and sole authority to approve related fees and retention terms for these advisors.
     Generally, on its own initiative the Compensation Committee reviews the performance and compensation of all of our executives and then reviews its conclusions and recommendations with management. In addition to the processes described under “Compensation Discussion and Analysis,” other processes and tools used by the Committee in reviewing and evaluating the compensation paid to our executives in 2006 included a review of tally sheets, stock option inventories and internal pay equity.
     The Committee has reviewed and discussed the Compensation Discussion and Analysis with management.
     Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our proxy statement for the 2007 Annual Meeting of Stockholders.

Members of the Compensation Committee

Jeffrey G. Shrader (Chairman)
Martin B. Oring
Ray M. Poage

Summary of Annual Compensation
     The table below shows a summary of the types and amounts of compensation paid for 2006 to Mr. Cambridge, our Chairman of the Board, and to Mr. Oldham, our President and Chief Executive Officer. The table also includes a summary of the types and amounts of compensation paid to our other four executive officers for the year ended December 31, 2006.
Summary Compensation Table

							Change in
							Pension
							Value and
							Non-
						Non-Equity	qualified
						Incentive	Deferred	All
						Plan	Com-	Other
				Stock	Option	Com-	pensation	Com-
Name and		Salary	Bonus	Awards	Awards	pensation	Earnings	pensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(1)	(j)
L. C. Oldham	2006	$300,000	$185,000	0	16,683 (2)	0	0	$51,090 (3)	$552,773
President, Chief Executive Officer and Director

D. E. Tiffin	2006	$250,000	$147,500	0	0	0	0	$43,247 (4)	$440,747
Chief Operating Officer

E. A. Bayley	2006	$160,000	$60,000	0	0	0	0	$39,321 (5)	$259,321
Vice President of Corporate Engineering

J. S. Rutherford	2006	$160,000	$60,000	0	0	0	0	$38,174 (6)	$258,174
Vice President of Land and Administration

S. D. Foster	2006	$175,000	$60,000	0	0	0	0	$45,547 (7)	$280,547
Chief Financial Officer

T. R. Cambridge	2006	$135,000	$60,000	0	0	0	0	$5,152	$200,152
Chairman of the Board

(1)	This column includes the incremental cost of perquisites and personal benefits received by the named executive officers. We have included in this column the incremental cost of all perquisites and personal benefits for each named executive officer and as identified in the following table:

		Mr.	Mr.	Mr.	Mr.	Mr.	Mr.
		Oldham	Tiffin	Rutherford	Foster	Bayley	Cambridge
Personal use of club memberships(a)	2006	$—	$—	$3,376	$3,652	$—	$—

Personal use of company car(b)	2006	$1,723	$—	$1,179	$—	$8,401	$—

Car allowance	2006	$—	$6,000	$—	$6,000	$—	$—

Personal use of office space(c)	2006	$2,366	$—	$—	$—	$—	$—

CEO life insurance(d)	2006	$3,793	$—	$—	$—	$—	$—

Personal use of charter aircraft	2006	(e )	(e )	(e )	$—	$—	$—

Tax “gross up”(f)	2006	$3,629	$1,687	$3,697	$3,559	$3,836	$5,152

(a)	The value of personal use of club memberships represents that portion of annual club dues determined by multiplying the total annual club dues by a fraction equal to expenses for personal use divided by total business and personal expenses. All employees pay or reimburse us for their personal expenses.

(b)	Personal use of a company car is based on the sum of the fair lease value of the car, maintenance expense and gas expense, multiplied by a fraction, the numerator of which is the number of miles driven for personal use and the denominator of which is the total number of miles driven in fiscal 2006.

(c)	Includes personal use of office space by Mr. Oldham’s wife for charitable, civic and personal activities. The value has been determined by multiplying the number of square feet in the office by the cost per square foot paid by Parallel under its lease agreement covering its executive offices.

(d)	We provide a $100,000 whole life insurance policy for Mr. Oldham and pay the premiums for maintaining the policy in force.

(e)	From time to time, the executive’s spouse will accompany the executive on business trips when there is an unoccupied seat on the aircraft. However, there is no aggregate incremental cost to us.

(f)	The tax “gross up” payments for each named executive officer were made in connection with cash bonuses in the amount of $10,000 that were awarded to each named executive officer on December 6, 2006.
(2)	This value is what is also included in our Consolidated Financial Statements in accordance with FAS 123(R). This option to purchase 37,500 shares of common stock was granted to Mr. Oldham on June 20, 2001 at an exercise price of $4.97 per share, and is exercisable in increments of 7,500 shares on the first day of January of each year. There were no stock option awards to Mr. Oldham in 2006. For a discussion of valuation assumptions, see Note 11 to our Consolidated Financial Statements included in our Annual Report.

(3)	Such amount includes Parallel’s 2006 contribution in the amount of $18,000 to Mr. Oldham’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $21,579 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $11,511 representing the total value of all perquisites and personal benefits provided to Mr. Oldham as described in footnote 1.

(4)	Such amount includes Parallel’s 2006 contribution in the amount of $15,000 to Mr. Tiffin’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $20,560 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $7,687 representing the total value of all perquisites and personal benefits provided to Mr. Tiffin as described in footnote 1.

(5)	Such amount includes Parallel’s 2006 contribution in the amount of $9,600 to Mr. Bayley’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $17,484 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $12,237 representing the total value of all perquisites and personal benefits provided to Mr. Bayley as described in footnote 1.

(6)	Such amount includes Parallel’s 2006 contribution in the amount of $9,600 to Mr. Rutherford’s individual retirement account maintained under the 401(k) plan; insurance premiums in the amount of $20,322 for nondiscriminatory group life, medical, disability and dental insurance; and $8,252 representing the total value of all perquisites and personal benefits provided to Mr. Rutherford as described in footnote 1.

(7)	Such amount includes Parallel’s 2006 contribution in the amount of $10,500 to Mr. Foster’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $21,836 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $13,211 representing the total value of all perquisites and personal benefits provided to Mr. Foster as described in footnote 1.

Stock Options
     We use stock options as part of the overall compensation of directors, officers and employees. However, we did not grant any stock options in 2006 to any of the executive officers named in the Summary Compensation Table. Summary descriptions of our stock option plans are included in this Proxy Statement, beginning on page 36 so you can review the types of options we have granted in the past and the significant features of our stock options.
     In the table below, we show certain information about the outstanding stock options held by the named executive officers at December 31, 2006.

		Outstanding Equity Awards at Fiscal Year-End
	Options Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number	Payout
	Number	Number	Awards:				Market	of	Value of
	of	of	Number			Number	Value	Unearned	Unearned
	Securities	Securities	of			of Shares	of Shares	Shares,	Shares,
	Under-	Under-	Securities			or	or Units	Units or	Units or
	lying	lying	Under-			Units or	of	Other	Other
	Unexer-	Unexer-	lying			Stock	Stock	Rights	Rights
	cised	cised	Unexer-			That	That	That	That
	Options	Options	cised	Option		Have	Have	Have	Have
	(#)	(#)	Unearned	Exercise	Option	Not	Not	Not	Not
	Exer-	Unexer-	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	cisable	cisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
T.R. Cambridge	100,000	0	0	4.09	05-17-07	0	0	0	0
	50,000	0	0	3.60	08-04-08	0	0	0	0
	50,000	0	0	1.82	10-28-09	0	0	0	0
	100,000	0	0	4.97	06-20-11	0	0	0	0

L.C. Oldham	46,000	0	0	3.60	08-04-08	0	0	0	0
	0	37,500 (1)	0	4.97	06-20-11	0	0	0	0

E.A. Bayley	25,000	0	0	4.53	07-17-07	0	0	0	0
	25,000	0	0	3.60	08-04-08	0	0	0	0
	50,000	0	0	4.97	06-20-11	0	0	0	0

J.S. Rutherford	50,000	0	0	4.97	06-20-11	0	0	0	0

D.E. Tiffin	0	0	0	0	0	0	0	0	0

S.D. Foster	0	0	0	0	0	0	0	0	0

(1)	This incentive stock option became exercisable as to 7,500 shares on January 1, 2007, and an additional 7,500 shares become exercisable on the first day of January in each of the years 2008, 2009, 2010 and 2011.

Option Exercises and Stock Vested
     In the table below, we show certain information about the exercise of stock options in 2006, the value realized on exercise of the stock options and stock awards.

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Thomas R. Cambridge	0	0	0	0

Larry C. Oldham	7,500	110,850 (1)	0	0

Eric A. Bayley	25,000	428,250 (2)	0	0

John S. Rutherford	25,000	509,250 (3)	0	0
	18,750	365,625 (4)

Donald E. Tiffin	0	0	0	0

Steven D. Foster	0	0	0	0

(1)	The value realized on exercise is equal to the closing price of our common stock on the date of exercise ($19.75), less the exercise price ($4.97) of the stock option exercised.

(2)	The value realized on exercise is equal to the closing price of our common stock on the date of exercise ($22.53), less the exercise price ($5.40) of the stock option exercised.

(3)	The value realized on exercise is equal to the closing price of our common stock on the date of exercise ($24.90), less the exercise price ($4.53) of the stock option exercised.

(4)	The value realized on exercise is equal to the closing price of our common stock on the date of exercise ($24.90), less the exercise price ($5.40) of the stock option exercised.
Change of Control Arrangements
     Stock Option Plans
     Parallel’s outstanding stock options and stock option plans contain certain change of control provisions which are applicable to Parallel’s outstanding stock options, including the options held by our officers and Directors. For purposes of our options, a change of control occurs if:
•	Parallel is not the surviving entity in a merger or consolidation (or survives only as a subsidiary of another entity);

•	Parallel sells, leases or exchanges all or substantially all of its assets;

•	Parallel is to be dissolved and liquidated;

•	any person or group acquires beneficial ownership of more than 50% of Parallel’s common stock; or

•	in connection with a contested election of directors, the persons who were directors of Parallel before the election cease to constitute a majority of the Board of Directors.

     Under our 1992 Stock Option Plan and Employee Stock Option Plan, if a change of control occurs, the Compensation Committee of the Board of Directors can:
•	accelerate the time at which options may be exercised;

•	require optionees to surrender some or all of their options and pay to each optionee the change of control value;

•	make adjustments to the options to reflect the change of control; or

•	permit the holder of the option to purchase, instead of the shares of common stock as to which the option is then exercisable, the number and class of shares of stock or other securities or property which the optionee would acquire under the terms of the merger, consolidation or sale of assets and dissolution if, immediately before the merger, consolidation or sale of assets or dissolution, the optionee had been the holder of record of the shares of common stock as to which the option is then exercisable.
     The change of control value is an amount equal to, whichever is applicable:
•	the per share price offered to our stockholders in a merger, consolidation, sale of assets or dissolution transaction;

•	the price per share offered to our stockholders in a tender offer or exchange offer where a change of control takes place; or

•	if a change of control occurs other than from a tender or exchange offer, the fair market value per share of the shares into which the options being surrendered are exercisable, as determined by the Committee.
     In the case of our 1997 Nonemployee Directors Stock Option Plan, 1998 Stock Option Plan and 2001 Nonemployee Director Stock Option Plan, upon the occurrence of a change of control, any outstanding options under these plans become fully exercisable and upon exercise of the option, the option holder will be entitled to purchase, instead of the numbers of shares of stock for which the option is then exercisable, the number and class of shares of stock or other securities or property to which the option holder would have been entitled under the terms of the change of control if, immediately before the change of control, the option holder had been the holder of record of the number of shares of stock for which the option is then exercisable.
     Incentive and Retention Plan
     On September 22, 2004, the Compensation Committee of the Board of Directors approved and adopted an incentive and retention plan for our officers and employees. On September 24, 2004, the Board of Directors adopted the plan upon recommendation by the Compensation Committee.
     The purpose of the plan is to advance the interests of Parallel and its stockholders by providing officers and employees with incentive bonus compensation which is linked to a corporate transaction. As defined in the plan, a corporate transaction means:
•	an acquisition of Parallel by way of purchase, merger, consolidation, reorganization or other business combination, whether by way of tender offer or negotiated transaction, as a result of which Parallel’s outstanding securities are exchanged or converted into cash, property and/or securities not issued by Parallel;

•	a sale, lease, exchange or other disposition by Parallel of all or substantially all of its assets;

•	the stockholders of Parallel approving a plan or proposal for the liquidation or dissolution of Parallel; or

•	any combination of any of the foregoing.
     The plan also recognizes the possibility of a proposed or threatened transaction and the need to be able to rely upon officers and employees continuing their employment, and that Parallel be able to receive and rely upon their advice as to the best interests of Parallel and its stockholders without concern that they might be distracted by the personal uncertainties and risks created by any such transaction. In this regard, the plan also provides for a retention payment upon the occurrence of a change of control, as defined below.
     All members of Parallel’s “executive group” are participants in the plan. For purposes of the plan, the “executive group” includes Messrs. Cambridge, Oldham, Tiffin, Foster, Rutherford and Bayley and any other officer employee of Parallel selected by the Compensation Committee in its sole discretion. In addition, the Committee may designate other non-officer employees of Parallel and consultants to Parallel as participants in the plan who will also be eligible to receive a performance bonus upon the occurrence of a corporate transaction or a retention payment upon the occurrence of a change of control.
     Generally, the plan provides for:
•	the payment of a one-time performance bonus to eligible officers and employees upon the occurrence of a corporate transaction; or

•	a one time retention payment upon a change of control of Parallel. A change of control is generally defined as the acquisition of beneficial ownership of 60% or more of the voting power of Parallel’s outstanding voting securities by any person or group of persons, or a change in the composition of the Board of Directors of Parallel such that the individuals who, at the effective date of the plan, constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.
     On August 23, 2005, the Compensation Committee of the Board of Directors of Parallel approved and adopted amendments to the incentive and retention plan, and on that same date, the Board of Directors approved the amendments upon recommendation by the Compensation Committee. Generally, the plan was amended to provide for 400,000 “additional base shares” with an associated “additional base price” of $8.62 per share. The plan was further amended on February 27, 2007 to expand the class of eligible participants to include consultants to Parallel.
     The amount of these payments depends on future prices of Parallel’s common stock, which is undeterminable until a triggering event occurs. In the case of a corporate transaction, the total cash obligation for performance bonuses is equal to the sum of (a) per share price received by all stockholders minus a base price of $3.73 per share, multiplied by 1,080,362 shares, plus (b) the per share price received by all stockholders minus an “additional base price” of $8.62 per share, multiplied by 400,000 “additional base shares”. As an example, if the stockholders of Parallel received the December 31, 2006 per share price of $17.57 in a merger, tender offer or other corporate transaction, the total aggregate potential payments to all plan participants would be [($17.57 — $3.73) x 1,080,362], plus [$17.57 — $8.62) x 400,000], or $18.5 million. If a change of control occurs, the total amount of cash retention payments to all plan participants would be equal to the sum of (a) per share closing price of Parallel’s common stock on the day immediately preceding the change of control minus the base price of $3.73 per share, multiplied by 1,080,362, plus (b) the per share closing price of Parallel’s common stock on the day immediately preceding the change of control minus an “additional base price” of $8.62 per share, multiplied by 400,000.
     If a corporate transaction or change of control occurs, the Compensation Committee will allocate for payment to each member of the executive group such portion of the total performance bonus or retention payment as the Compensation Committee determines in its sole discretion. After making these allocations, if any part of the total performance bonus or retention payment amount remains unallocated, the Compensation Committee may allocate any remaining portion of the performance bonus or retention payment among all other participants in the plan. After all allocations of the performance bonus have been made, each participant’s proportionate share of the performance bonus or retention payment will be paid in a cash lump sum.
     There is no certainty with respect to whether or when payments under this plan might be triggered, or the amount of any potential payment to any member of the executive group or other participants if a triggering event did occur.

     Parallel’s ultimate liability under the plan is not readily determinable because of the inability to predict the occurrence of a corporate transaction or change of control, or Parallel’s stock price on the future date of any such corporate transaction or change of control. No liability will be recorded until such time as a corporate transaction or change of control becomes probable and the amount of the liability becomes determinable. The occurrence of a change of control or a corporate transaction could have a negative impact on Parallel’s financial condition and results of option, depending upon the price of Parallel’s common stock at the time of a change of control or corporate transaction.
     The plan is entirely unfunded and the plan makes no provision for segregating any of Parallel’s assets for payment of any amounts under the plan.
     A participant’s rights under the plan are not transferable.
     The plan is administrated by the Compensation Committee of the Board of Directors of Parallel. The Compensation Committee has the power, in its sole discretion, to take such actions as may be necessary to carry out the provisions and purposes of the plan. The Compensation Committee has the authority to control and manage the operation and administration of the plan and has the power to:
•	designate the officers and employees of, and consultants to, Parallel and its subsidiaries who participate in the plan, in addition to the “Executive Group”;

•	maintain records and data necessary for proper administration of the plan;

•	adopt rules of procedure and regulations necessary for the proper and efficient administration of the plan;

•	enforce the terms of the plan and the rules and regulations it adopts;

•	employ agents, attorneys, accountants or other persons; and

•	perform any other acts necessary or appropriate for the proper management and administration of the plan.
     The plan automatically terminates and expires on the date participants receive a performance bonus or retention payment.
Non-Officer Severance Plan
     In January 2006, a Non-Officer Employee Severance Plan was implemented for the purpose of providing our non-officer employees with an incentive to remain employed by us. This plan provides for a one-time severance payment to non-officer employees equal to one year of their then current base salary upon the occurrence of a change of control within the meaning of the plan. Based on the aggregate non-officer base salaries in effect as of December 31, 2006, if a change of control had occurred at December 31, 2006, the total severance amount payable under this plan would have been approximately $3.3 million.

Compensation of Directors
     In the table below, we show certain information about the compensation paid to our non-employee Directors during 2006.

			2006 Director Compensation
					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)(2)	(e)	(f)	(g)	(h)
D.E. Chitwood	34,000	29,620	143,160	0	0	0	206,780

M.B. Oring	42,250	29,620	143,160	0	0	0	215,030

R.M. Poage	40,625	29,620	143,160	0	0	0	213,405

J.G. Shrader	29,500	29,620	143,160	0	0	0	202,280

(1)	On the first day of July of each year, beginning July 1, 2004, our non-employee directors are automatically granted shares of common stock having a value of $25,000. The actual number of shares granted is determined by dividing $25,000 by the average daily closing price of the common stock for ten consecutive trading days commencing fifteen trading days before the first day of July of each year. Under this plan, each of Messrs. Chitwood, Oring, Poage and Shrader have been granted a total of 9,295 shares of common stock since inception of the plan, which includes 1,174 shares granted to each of them on the July 1, 2006 grant date. For the July 1, 2006 grant, the 1,174 shares were calculated by dividing $25,000 by $21.294, the ten trading day average closing price of the stock, beginning on June 12, 2006. Since July 1, 2006 was not a business day, the amount set forth in this column is based on the closing price of our common stock on July 3, 2006, the first business day following the grant date. The amounts set forth in this column represent the dollar amount we recognized for financial statement reporting purposes with respect to 2006 in accordance with FAS 123R and also represents the aggregate grant date fair value computed in accordance with FAS 123R.

(2)	On August 23, 2005, each of our non-employee Directors was granted a nonqualified stock option to purchase 50,000 shares of common stock at an exercised price of $12.27 per share. The options are exercisable in five equal annual installments beginning August 23, 2006. This value is what is also included in our Consolidated Financial Statements in accordance with FAS 123(R). For a discussion of valuation assumptions, see Note 11 to our Consolidated Financial Statements included in our Annual Report.

     In the table below, we show certain information about the outstanding stock options held by our non-employee Directors during 2006.

Outstanding Equity Awards at Fiscal Year-End
		Option Awards				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number	Payout
			Awards:				Market	of	Value of
	Number	Number	Number				Value	Unearned	Unearned
	of	of	of			Number	of Shares	Shares,	Shares,
	Securities	Securities	Securities			of Shares	or Units	Units or	Units or
	Under-	Under-	Under-			or	of	Other	Other
	lying	lying	lying			Units of	Stock	Rights	Rights
	Unexer-cised	Unexer-	Unexer-			Stock	That	That	That
	Options	cised	cised	Option		That Have	Have	Have	Have
	(#)	Options	Unearned	Exercise	Option	Not	Not	Not	Not
	Exer-	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	cisable	Unexer-cisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
D.E. Chitwood	25,000	0	0	4.58	05-02-11	0	0	0	0
	25,000	0	0	4.97	06-21-11	0	0	0	0
	50,000	0	0	2.80	12-18-12	0	0	0	0
	10,000	40,000 (2)	0	12.27	08-23-15	0	0	0	0

M.B. Oring	5,000	0	0	4.58	05-02-11	0	0	0	0
	25,000	0	0	4.97	06-21-11	0	0	0	0
	50,000	0	0	2.80	12-18-12	0	0	0	0
	20,000	0	0	4.61	05-07-11	0	0	0	0
	10,000	15,000	0	12.27	08-23-15	0	0	0	0
	—	25,000	0	12.27	08-23-15	0	0	0	0

R.M. Poage	50,000	0	0	2.61	04-28-13	0	0	0	0
	10,000	40,000	0	12.27	08-23-15	0	0	0	0

J.G. Shrader	10,000	40,000	0	12.27	08-23-15	0	0	0	0

(1)	The nonqualified stock options included in this column are exercisable with respect to 10,000 shares on August 23, 2007, and an additional 10,000 shares become exercisable on the twenty-third day of August in each of the years 2008 through 2010.

(2)	As a result of Mr. Chitwood’s resignation from the Board of Directors, this portion of the option expired on April 23, 2007.

Cash
     Following stockholder approval of the 2004 Non-Employee Director Stock Grant Plan in June 2004, we reduced by one-half the per meeting and annual cash fees we had been paying to our non-employee Directors. We now pay each non-employee Director a cash fee of $750 for attendance at each meeting of the Board of Directors and each non-employee Director who is a member of a Board committee also receives:
•	$375 per meeting for service on the Compensation Committee, with the Chairman of the Compensation Committee being entitled to receive an additional fee of $2,500 per year;

•	$375 per meeting for service on the Audit committee, with the Chairman of the Audit Committee being entitled to receive an additional fee of $5,000 per year and each other Audit Committee member receiving $2,500 per year;

•	$375 per meeting for service on the Corporate Governance and Nominating Committee, with the Chairman of the Corporate Governance and Nominating Committee being entitled to receive an additional fee of $2,500 per year; and

•	$375 per meeting for service on the Hedging and Acquisitions Committee, with the Chairman of the Hedging and Acquisition Committee being entitled to receive an additional fee of $2,500 per year.
     All Directors are reimbursed for expenses incurred in connection with attending meetings.
     Stock Options
     Directors who are not employees of Parallel are also eligible to participate in Parallel’s 1997 Nonemployee Directors Stock Option Plan and the 2001 Nonemployee Directors Stock Option Plan. You can find more information about these stock option plans under the caption “Stock Option Plans” below. No options were granted to any of our non-employee Directors in 2006.
     Other
     All Directors are reimbursed for expenses incurred in connection with attending meetings.
     Parallel provides liability insurance for its directors and officers. The cost of this coverage for 2006 was approximately $516,000.
     We do not offer non-employee Directors travel accident insurance, life insurance or a pension or retirement plan.
     2004 Non-Employee Director Stock Grant Plan
     In April 2004, upon recommendation of the Board’s Compensation Committee, our Directors approved the 2004 Non-Employee Director Stock Grant Plan. The plan was later approved by our stockholders at our annual meeting held on June 22, 2004. Directors of Parallel who are not employees of Parallel or any of its subsidiaries are eligible to participate in the Plan. Under this Plan, each non-employee Director is entitled to receive an annual retainer fee consisting of shares of common stock that will be automatically granted on the first day of July in each year. The actual number of shares received is determined by dividing $25,000 by the average daily closing price of the common stock on the Nasdaq Global Market for the ten consecutive trading days commencing fifteen trading days before the first day of July of each year. Historically, Directors’ fees had been paid solely in cash. However, in accordance with this plan and following approval by our stockholders, we commenced paying an annual retainer fee in July 2004 to each non-employee Director in the form of common stock having a value of $25,000.
     This plan is administrated by the Compensation Committee. Although the Compensation Committee has authority to adopt such rules and regulations for carrying out the plan as it may deem proper and in the best interests of Parallel, the Committee’s administrative functions are largely ministerial in view of the plan’s explicit provisions described below, including those related to eligibility and predetermination of the timing, pricing and amount of grants. The interpretation by the Compensation Committee of any provision of the plan is final.
     The total number of shares of common stock initially available for grant under the plan was 116,000 shares, subject to adjustment as described below. If there is a change in the common stock by reason of a merger, consolidation, reorganization, recapitalization, stock divided, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise, the aggregate number of shares available under the plan will be appropriately adjusted in order to avoid dilution or enlargement of the rights intended to be made available under the plan.
     The Board may suspend, terminate or amend the Plan at any time or from time to time in any manner that the Board may deem appropriate; provided that, without approval of the stockholders, no revision or amendment shall change the eligibility of Directors to receive stock grants, the number of shares of common stock subject to any grants, or materially increase the benefits accruing to participants under the plan, and plan provisions relating to the amount, price and timing of grants of stock may not be amended.
     Shares acquired under the plan are non-assignable and non-transferable other than by will or the laws of descent and distribution and may not be sold, pledged, hypothecated, assigned or transferred until the non-employee Director holding such stock ceases to be a Director, except that the Compensation Committee may permit a transfer of stock subject to the condition that the Compensation Committee receive evidence satisfactory to it that the transfer is being made for essentially estate and/or tax planning purposes or a gratuitous or donative purpose and without consideration.
     The plan will remain in effect until terminated by the Board, although no additional shares of common stock may be issued after the 116,000 shares subject to the plan have been issued.
     At May 15, 2007, 78,820 shares of common stock were available for issuance under this plan.
Stock Option Plans
     1992 Stock Option Plan. In May 1992, our stockholders approved and adopted the 1992 Stock Option Plan. The 1992 Plan expired by its own terms on March 1, 2002, but remains effective only for purposes of outstanding options. The 1992 Plan provided for granting to key employees, including officers and Directors who were also key employees of Parallel, and Directors who were not employees, options to purchase up to an aggregate of 750,000 shares of common stock. Options granted under the 1992 Plan to employees are either incentive stock options or options which do not constitute incentive stock options. Options granted to nonemployee Directors are not incentive stock options.
     The 1992 Plan is administered by the Board’s Compensation Committee, none of whom were eligible to participate in the 1992 Plan, except to receive a one-time option to purchase 25,000 shares at the time he or she became a Director. The Compensation Committee selected the employees who were granted options and established the number of shares issuable under each option and other terms and conditions approved by the Compensation Committee. The purchase price of common stock issued under each option is the fair market value of the common stock at the time of grant.
     The 1992 Plan provided for the granting of an option to purchase 25,000 shares of common stock to each individual who was a nonemployee Director of Parallel on March 1, 1992 and to each individual who became a nonemployee Director following March 1, 1992. Members of the Compensation Committee were not eligible to participate in the 1992 Plan other than to receive a nonqualified stock option to purchase 25,000 shares of common stock as described above.
     When the 1992 Plan expired on March 1, 2002, 65,000 shares of common stock remained authorized for issuance under the 1992 Plan. However, the 1992 Plan prohibited the grant of options after March 1, 2002. Consequently, no additional options are available for grant under the 1992 Plan.

     At May 15, 2007, options to purchase a total of 80,000 shares of common stock were outstanding under the 1992 Plan.
     1997 Nonemployee Directors Stock Option Plan. The 1997 Non-Employee Directors Stock Option Plan was approved by our stockholders at the annual meeting of stockholders held in May 1997. This plan provides for granting to Directors who are not employees of Parallel options to purchase up to an aggregate of 500,000 shares of common stock. Options granted under this plan will not be incentive stock options within the meaning of the Internal Revenue Code.
     This plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to select the nonemployee Directors who are to be granted options; to establish the number of shares which may be issued to nonemployee Directors under each option; and to prescribe the terms and conditions of the options in accordance with the plan. Under provisions of the plan, the option exercise price must be the fair market value of the stock subject to the option on the grant due. Options are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.
     The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash and stock, as established by the Compensation Committee.
     This plan expired on March 27, 2007 and no additional options may be granted under this plan. At May 15, 2007, options to purchase a total of 272,500 shares of common stock were outstanding under this plan.
     1998 Stock Option Plan. In June 1998, our stockholders adopted the 1998 Stock Option Plan. The 1998 Plan provides for the granting of options to purchase up to 850,000 shares of common stock. Stock options granted under the 1998 Plan may be either incentive stock options or stock options which do not constitute incentive stock options.
     The 1998 Plan is administered by the Compensation Committee of the Board of Directors. Members of the Compensation Committee are not eligible to participate in the 1998 Plan. Only employees are eligible to receive options under the 1998 Plan. The Compensation Committee selects the employees who are granted options and establishes the number of shares issuable under each option.
     Options granted to employees contain terms and conditions that are approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to Parallel shares of common stock having a fair market value equal to the purchase price, or any combination of cash and common stock. The purchase price of common stock issued under each option must not be less than the fair market value of the common stock at the time of grant. Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.
     Options may not be granted under the 1998 Plan after March 11, 2008. At May 15, 2007, options to purchase a total of 188,500 shares of common stock were outstanding under this plan.
     At May 15, 2007, there were no shares of common stock available for future option grants under the 1998 Stock Option Plan.
     2001 Nonemployee Directors Stock Option Plan. The Parallel Petroleum 2001 Non-employee Directors Stock Option Plan was approved by our stockholders at the annual meeting of stockholders held in June 2001. This plan provides for granting to Directors who are not employees of Parallel options to purchase up to an aggregate of 500,000 shares of common stock. Options granted under the plan will not be incentive stock options within the meaning of the Internal Revenue Code.
     This Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to select the nonemployee Directors who are to be granted options; to establish the number of shares which may be issued to nonemployee Directors under each option; and to prescribe such terms and conditions as the Committee prescribes from time to time in accordance with the plan. Under provisions of the plan, the option exercise price must be the fair market value of the stock subject to the option on the grant date. Options are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.
     The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash and stock, as established by the Compensation Committee.
     Options may not be granted under this plan after May 2, 2011. At May 15, 2007, options to purchase 375,000 shares of common stock were outstanding under this plan.
     At May 15, 2007, no shares of common stock were available for future option grants under this plan.
     Employee Stock Option Plan. In June 2001, our Board of Directors adopted the Parallel Petroleum Employee Stock Option Plan. This plan authorized the grant of options to purchase up to 200,000 shares of common stock, or less than 1.00% of our outstanding shares of common stock. Directors and officers are not eligible to receive options under this plan. Only employees are eligible to receive options. Stock options granted under this plan are not incentive stock options.
     This plan was implemented without stockholder approval.
     The Employee Stock Option Plan is administrated by the Compensation Committee of the Board of Directors. The Compensation Committee selects the employees who are granted options and establishes the number of shares issuable under each option.
     Options granted to employees contain terms and conditions that are approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to Parallel shares of common stock having a fair market value equal to the purchase price, or any combination of cash and common stock. The purchase price of common stock issued under each option must not be less than the fair market value of the common stock at the time of grant. Options granted under this plan are not transferable other than by will or the laws of descent and distribution.
     The Employees Stock Option Plan will expire on June 20, 2011. No additional options may be granted under this plan.
     At May 15, 2007, options to purchase 200,000 shares of common stock were outstanding under this plan.
Section 408(k) Retirement Plan
     Until December 31, 2004, Parallel maintained under Section 408(k) of the Internal Revenue Code a combination simplified employee pension and individual retirement account plan for eligible employees. Generally, eligible employees included all employees who were at least twenty-one years of age.
     Effective January 1, 2005, the 408(k) plan was replaced with a new retirement plan under Section 401(k) of the Internal Revenue Code, as described below, and we ceased making contributions to the 408(k) plan.
     Contributions to employee SEP accounts were made at the discretion of Parallel, as authorized by the Compensation Committee of the Board of Directors. Although the percentage of contributions were permitted to vary from time to time, the same percentage contribution was required to be made for all participating employees. Parallel was not required to make annual contributions to the SEP accounts. Under the prototype plan adopted by Parallel, all of the SEP contributions were required to be made to SEP/IRAs maintained with the sponsor of the plan, a national investment banking firm. All contributions to employees’ accounts vested immediately and became the property of each employee at the time of contribution, including employer contributions, income-deferral contributions and IRA contributions. Generally, earnings on contributions to an employee’s SEP/IRA account are not subject to federal income tax until withdrawn.

     In addition to receiving SEP contributions made by Parallel, employees were permitted to make individual annual IRA contributions of up to the maximum of $13,000 for the year 2004. Maximum total contributions by Parallel and Parallel’s employees could be no more than $41,000 for the year 2004. In addition to this annual salary deferral limit, employees reaching age 50 or older during a calendar year could elect to take advantage of a catch-up salary deferral contribution of up to $2,000 for the year 2004. Each employee is responsible for the investment of funds in his or her own SEP/IRA and can select investments offered through the sponsor of the plan.
     Distributions could be taken by employees at any time and must commence by April 1st following the year in which the employee attains age 70 1/2.
     Parallel made matching contributions to employee accounts in an amount equal to the contribution made by each employee, subject to a maximum of 6% of each employee’s salary during any calendar year.
Section 401(k) Retirement Plan
     Effective January 1, 2005, we adopted a retirement plan qualifying under Section 401(k) of the Internal Revenue Code. This plan is designed to provide eligible employees with an opportunity to save for retirement on a tax-deferred basis. A third party acts as the plan’s administrator and is responsible for the day-to-day administration and operation of the plan. This plan is maintained on a yearly basis beginning on January 1 and ending on December 31 of each year.
     Each employee is eligible to participate in the plan as of the date of his or her employment. An employee may elect to have his or her compensation reduced by a specific percentage or dollar amount and have that amount contributed to the plan as a salary deferred contribution. A plan participant’s aggregate salary deferred contributions for a plan year may not exceed certain statutory dollar limits, which for 2006 was $15,000. In addition to the annual salary deferral limit, employees who reach age 50 or older during a calendar year can elect to take advantage of a catch-up salary deferral contribution which, for 2006, was $5,000.The amount deferred by a plan participant, and any earnings on that amount, are not subject to income tax until actually distributed to the participant.
     Each year, in addition to salary deferrals made by a participant, Parallel may contribute to the plan “safe harbor” contributions and discretionary matching contributions. Matching contributions, if made, will equal a uniform percentage of a participant’s salary deferrals. The Compensation Committee established a “safe harbor” profit sharing contribution of 3% and a discretionary matching contribution in an amount not to exceed 3% of a participant’s annual salary. Each participant will share in discretionary profit sharing contributions, if any, regardless of the amount of service completed by the participant during the applicable plan year.
     Each participant may direct the investment of his or her interest in the plan under established investment direction procedures setting forth the investment choices available to the participants. Each participant will be entitled to all of the participant’s account under the plan upon retirement after age 65. Each participant is at all times 100% vested in amounts attributed to the participant’s salary deferrals and to matching contributions and discretionary profit sharing contributions made by Parallel. The plan contains special provisions relating to disability and death benefits.
     Participants may borrow from their respective plan accounts, subject to the plan administrator’s determination that the participant submitting an application for a loan meets the rules and requirements set forth in the written loan program established by Parallel. Parallel has the right to amend the plan at any time. However, no amendment may authorize or permit any part of the plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries.
     Parallel made matching contributions to employee accounts in an amount equal to the contribution made by each employee, subject to a maximum of 6% of each employee’s salary during any calendar year. During 2006, Parallel contributed an aggregate of $240,252 to the accounts of 41 employee participants. Of this amount, $18,000 was allocated to Mr. Oldham’s account; $9,600 was allocated to Mr. Bayley’s account; $9,600 was allocated to Mr. Rutherford’s account; $15,000 to Mr. Tiffin’s account; and $10,500 to Mr. Foster’s account.

Certain Related Person Transactions
     During 2006, Cambridge Production, Inc. a corporation owned by Mr. Cambridge, served as operator of two wells on oil and natural gas leases in which we acquired a working interest in 1984. Generally, the operator of a well is responsible for the day to day operations on the lease, overseeing production, employing field personnel, maintaining production and other records, determining the location and timing of drilling of wells, administering natural gas contracts, joint interest billings, revenue distribution, making various regulatory filings, reporting to working interest owners and other matters. During 2006, Cambridge Production billed us approximately $23,000 for our pro rata share of lease operating expenses. The largest amount we owed Cambridge Production at any one time during 2006 was approximately $2,300. At December 31, 2006, no amounts were owed by us to Cambridge Production for these expenses. Our pro rata share of oil and natural gas sales during 2006 from the wells operated by Cambridge Production was approximately $176,000. Cambridge Production’s billings to us are made monthly on the same basis as all other working interest owners in the wells.
     Cambridge Partnership, Ltd., a limited partnership controlled by Mr. Cambridge, acquired an undivided working interest in 1999 from Parallel in an oil and natural gas prospect located in south Texas. The interest was acquired on the same terms as all other unaffiliated working interest owners. Since then, Cambridge Partnership, Ltd. has participated with us in the drilling and development of this prospect. Cambridge Partnership, Ltd. has participated in these operations under standard form operating agreements on the same or similar terms afforded by Parallel to nonaffiliated third parties. Although Parallel is not the operator of this project, we invoice Cambridge Partnership, Ltd., on a monthly basis, without interest, for its pro rata share of operating expenses. During 2006, we billed Cambridge Partnership, Ltd. approximately $3,000 for its proportionate share of lease operating expenses incurred on properties we administer and Cambridge Partnership, Ltd. paid us approximately $3,000 for its proportionate share of lease operating expenses, which included approximately $150 attributable to expenses billed to Cambridge Partnership, Ltd. in 2005. The largest amount owed to us by Cambridge Partnership, Ltd. at any one time during 2006 for its share of lease operating expenses was approximately $400. At December 31, 2006 Cambridge Partnership, Ltd. owed us approximately $300 for these expenses. During 2006, we disbursed approximately $8,000 to Cambridge Partnership, Ltd. in payment of revenues attributable to its pro rata share of the proceeds from sales of oil and natural gas produced from properties in which Cambridge Partnership, Ltd. and Parallel owned interests.
     Cambridge Production, Inc. maintains an office in Amarillo, Texas from which Mr. Cambridge performs his duties and services as Chairman of the Board and as geological consultant to Parallel. We reimburse Cambridge Production, Inc. $3,000 per month for office and administrative expenses incurred on behalf of Parallel. During 2006 we reimbursed Cambridge Production, Inc. a total of $36,000.
     In December 2001, and prior to his employment with Parallel, Donald E. Tiffin, our Chief Operating Officer, received from an unaffiliated third party a 3% working interest in our Diamond M project in Scurry County, Texas for services rendered in connection with assembling the project. In August 2002, shortly after his employment with Parallel, and due to the personal financial exposure in the Diamond M project and to prevent the interest from being acquired by a third party, Mr. Tiffin assigned two-thirds of his ownership interest in the project to Parallel at no cost, leaving him with a 1% working interest. Parallel acquired its initial interest in the Diamond M Project from the same third party in December 2001, but did not become operator of the project until March 1, 2003. As with other nonaffiliated interest owners, we invoice Mr. Tiffin on a monthly basis, without interest, for his share of drilling, development and lease operating expenses. During 2006, we billed Mr. Tiffin a total of approximately $111,000 for his proportionate share of capital expenditures and lease operating expenses, and Mr. Tiffin paid us approximately $115,000 for these drilling and development expenses, which included approximately $12,000 attributable to expenses billed to Mr. Tiffin in 2005. During 2006, we disbursed to Mr. Tiffin approximately $100,000 in oil and natural gas revenues related to his interest in this project. The largest aggregate amount outstanding and owed to us by Mr. Tiffin at any one time during 2006 was approximately $36,000. At December 31, 2006, Mr. Tiffin owed us approximately $8,000.
     We believe the transactions described above were made on terms no less favorable than if we had entered into the transactions with an unrelated party.

Procedures for Reviewing Certain Transactions
     We have adopted a written policy for the review, approval or ratification of related party transactions. All of our officers, directors and employees are subject to the policy. Under this policy, the Audit Committee reviews all related party transactions for potential conflicts of interest situations. Generally, our policy defines a “related party transaction” as a transaction in which we are a participant and the amount involved exceeds $10,000, and in which a related party has an interest. A “related party” is:
•	a director or officer of Parallel or a nominee to become a director;

•	an owner of more than 5% of our outstanding common stock;

•	certain family members of any of the above persons; and

•	any entity in which any of the above persons is employed or is a partner or principal or in which such person has a 5% or greater ownership interest.
     Approval Procedures
     Before entering into a related party transaction, the related party or the department within Parallel responsible for the potential transaction must notify the Audit Committee of the facts and circumstances of the proposed transaction, including:
•	the related party’s relationship to Parallel and interest in the transaction;

•	the material terms of the proposed transaction;

•	the benefits to Parallel of the proposed transaction;

•	the availability of other sources of comparable properties or services; and

•	whether the proposed transaction is on terms comparable to terms available to an unrelated third party or to employees generally.
     The Audit Committee will then consider all of the relevant facts and circumstances available to it, including the matters described above and, if applicable, the impact on a director’s independence. No member of the Audit Committee is permitted to participate in any review, consideration or approval of any related party transaction if such member or any of his or her immediate family members is the related party. After review, the Audit Committee may approve, modify or disapprove the proposed transaction. The Audit Committee will approve only those related party transactions that are in, or are not inconsistent with, the best interests of Parallel and its stockholders.
     Ratification Procedures
     If an officer or director of Parallel becomes aware of a related party transaction that has not been previously approved or ratified by the Audit Committee then, if the transaction is pending or ongoing, the transaction must be submitted to the Audit Committee and the Audit Committee will consider the matters described above. Based on the conclusions reached, the Audit Committee will evaluate all options, including ratification, amendment or termination of the related party transaction. If the transaction is completed, the Audit Committee will evaluate the transaction, taking into account the same factors as described above, to determine if rescission of the transaction or any disciplinary action is appropriate, and will request that we evaluate our controls and procedures to determine the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to the procedures are recommended.

PROPOSAL #2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Audit Committee, subject to ratification by the stockholders at the Annual Meeting, has reappointed the firm of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2007. In making this appointment, the Audit Committee considered the fact that BDO Seidman has not provided any non-audit services. If the stockholders do not ratify this appointment, the Audit Committee may consider other independent public accountants or continue the appointment of BDO Seidman, LLP. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board believes it is important to allow the stockholders to vote on this proposal.
     Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting of Stockholders and will be afforded an opportunity to make a statement at the Annual Meeting if they desire to do so. It is expected that such representatives will be available to respond to appropriate questions.
     Stockholders are requested to vote FOR the ratification of the reappointment of BDO Seidman, LLP as Parallel’s independent auditors for the fiscal year ending December 31, 2007.
OTHER MATTERS
     As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matter properly comes before the Annual Meeting, the persons appointed by the proxy intend to vote such proxy in accordance with their best judgment.
     Stockholders may obtain, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission upon written request to the Manager of Investor Relations, Parallel Petroleum Corporation, 1004 N. Big Spring, Suite 400, Midland, Texas 79701.
STOCKHOLDER PROPOSALS
     Stockholders desiring to submit proposals under SEC Rule 14a-8 for inclusion in our proxy statement and form of proxy for the 2007 annual meeting must submit proposals to us at our principal executive office on or before January 17, 2008 and must satisfy the conditions established by the SEC for such proposals.
     Proposals that stockholders wish to present at the 2008 annual meeting (but not included in the related proxy statement) must be received by Parallel within the time periods established by our bylaws, and must satisfy the other conditions for such proposals set forth in our bylaws. These requirements are separate and apart from and in addition to the requirements of the SEC that a stockholder must meet to have a stockholder proposal included in our proxy statement under SEC Rule 14a-8. To be timely, a stockholder’s notice must be received at our offices not less than 60 nor more than 90 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the 2008 annual meeting is given, notices of matters to be submitted at the annual meeting, including nominations for Directors, must be received not later than 10 days after the day on which notice of the date of the annual meeting was mailed or public disclosure was made. If we do not timely receive notice of a matter to be brought before the meeting, such matter may be excluded from consideration at the meeting. Stockholders are advised to review our bylaws which contain these advance notice requirements.
     Proposals should be sent to:
Secretary of Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
     The use of certified mail, return receipt requested, is suggested.

Proxy - Parallel Petroleum Corporation

Annual Meeting of Stockholders — June 26, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Thomas R. Cambridge and Larry C. Oldham, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of PARALLEL PETROLEUM CORPORATION of record in the name of the undersigned at the close of business on May 11, 2007, which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting and Proxy Statement dated May 25, 2007, receipt of which is acknowledged.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
(Please See Reverse Side)

Parallel
Petroleum Corporation

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.	Election of Directors:

	For	Withhold		For	Withhold		For	Withhold

01 – Edward A. Nash	☐	☐	02 – Larry C. Oldham	☐	☐	03 – Martin B. Oring	☐	☐

04 – Ray M. Poage	☐	☐	05 – Jeffrey G. Shrader	☐	☐

		For	Against	Abstain

2.	Approval of selection of BDO Seidman, LLP as independent auditors for the Company.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. – Date and Sign Below.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

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Proxy - Parallel Petroleum Corporation

Annual Meeting of Stockholders — June 26, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Thomas R. Cambridge and Larry C. Oldham, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of PARALLEL PETROLEUM CORPORATION of record in the name of the undersigned at the close of business on May 11, 2007, which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting and Proxy Statement dated May 25, 2007, receipt of which is acknowledged.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
(Please See Reverse Side)

Parallel
Petroleum Corporation

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:

	For	Withhold		For	Withhold		For	Withhold

01 – Edward A. Nash	☐	☐	02 – Larry C. Oldham	☐	☐	03 – Martin B. Oring	☐	☐

04 – Ray M. Poage	☐	☐	05 – Jeffrey G. Shrader	☐	☐

		For	Against	Abstain
2.	Approval of selection of BDO Seidman, LLP as independent auditors for the Company.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

B	Non-Voting Items.
Change of Address – Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. – Date and Sign Below.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

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